Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND among

cleveland hospital company, llc

AND

cleveland tennessee hospital company, llc

AND

cleveland medical clinic, inc.

AND

skyridge clinical associates, llc

AND

CHS/COMMUNITY HEALTH SYSTEMS, INC.

AND

BRADLEY MEDICAL CENTER, LLC

AND

BRADLEY PHYSICIAN SERVICES, LLC

AND

HAMILTON HEALTH CARE SYSTEM, INC.

April 18, 2024

Page

1.	PURCHASE OF ASSETS.	1
1.1	Assets	1
1.2	Excluded Assets	3
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	5
1.5	Purchase Price	7
1.6	Acquired Net Working Capital, Estimates and Audits	8
1.7	Transition Patients	9
1.8	Prorations	10
1.9	Supplemental Reimbursement Adjustment	11
2.	CLOSING.	14
2.1	Closing	14
2.2	Actions of Sellers at Closing	15
2.3	Actions of Buyers at Closing	16
2.4	Physical Inventory	17
3.	REPRESENTATIONS AND WARRANTIES OF SELLERS	18
3.1	Existence and Capacity	18
3.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	18
3.3	Binding Agreement	18
3.4	Financial Statements	18
3.5	Certain Post-Balance Sheet Results	19
3.6	Licenses	20
3.7	Medicare and Medicaid Participation/Hospital Accreditation	21
3.8	Regulatory Compliance	23
3.9	Equipment	23
3.10	Real Property	24
3.11	Title to Other Assets	25
3.12	Employee Benefit Plans	26
3.13	Litigation or Proceedings	27
3.14	Environmental Laws	27
3.15	Taxes	28

(continued)

Page

3.16	Employee Relations	29
3.17	The Contracts	30
3.18	Supplies	31
3.19	Insurance	31
3.20	Third Party Payor Cost Reports	32
3.21	Medical Staff Matters	32
3.22	Condition of Assets	32
3.23	Experimental Procedures.	32
3.24	Intellectual Property	33
3.25	Compliance Program	33
3.26	Partial Subsidiaries	33
3.27	Certificates of Need	34
3.28	Data Handling Matters	34
3.29	Coronavirus Funds	36
3.30	Affiliate Contracts	37
4.	REPRESENTATIONS AND WARRANTIES OF BUYERS	37
4.1	Existence and Capacity	37
4.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	37
4.3	Binding Agreement	37
4.4	Availability of Funds	38
5.	COVENANTS OF SELLERS PRIOR TO CLOSING	38
5.1	Information	38
5.2	Operations	38
5.3	Negative Covenants	39
5.4	Governmental Approvals	40
5.5	FTC Notification	40
5.6	Additional Financial Information	40
5.7	No-Shop Clause	40
5.8	Efforts to Close	41
5.9	Notification Requirements	41
5.10	Employee List	41
6.	COVENANTS OF BUYERS PRIOR TO CLOSING	41
6.1	Governmental Approvals	41

2

(continued)

Page

6.2	FTC Notification	41
6.3	Title Commitment and Survey	42
6.4	Efforts to Close	43
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERs	43
7.1	Representations/Warranties	43
7.2	Governmental Approvals	43
7.3	Title Policy	43
7.4	Actions/Proceedings	44
7.5	Insolvency	44
7.6	No Material Adverse Change	44
7.7	Material Consents	44
7.8	Vesting/Recordation	44
7.9	Closing Deliveries	44
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	44
8.1	Representations/Warranties	44
8.2	Governmental Approvals	45
8.3	Actions/Proceedings	45
8.4	Insolvency	45
8.5	Consents to Assignments	45
8.6	Closing Deliveries	45
9.	SELLERS’ COVENANT NOT TO COMPETE	45
10.	ADDITIONAL AGREEMENTS.	46
10.1	Allocation of Purchase Price	46
10.2	Termination Prior to Closing	46
10.3	Post-Closing Access to Information	46
10.4	Preservation and Access to Records After the Closing	47
10.5	Tax and Medicare Effect	47
10.6	Reproduction of Documents	47
10.7	Cooperation on Tax Matters	48
10.8	Cost Reports	48
10.9	Misdirected Payments, Etc.	48
10.10	Employee Matters	49
10.11	Indigent Care Policies	50

3

(continued)

Page

10.12	Use of Controlled Substance Permits	50
10.13	Medical Staff Matters	50
10.14	Information Services Agreement	51
10.15	Hospital Transition Services Agreement	51
10.16	Clinic Billing and Collection Agreement	51
10.17	License Agreement	51
10.18	Medicare Transition Agreement	51
10.19	Access to Records Including as to Recovery and Audit Information	51
10.20	Telephone Access	51
10.21	Guaranties	52
10.22	Use of Excluded Marks	52
10.23	Continuation of Insurance	52
11.	INDEMNIFICATION.	53
11.1	Indemnification by Buyers	53
11.2	Indemnification by Sellers	53
11.3	Limitations	53
11.4	Notice and Control of Litigation	54
11.5	Notice of Claim	54
11.6	Mitigation	54
11.7	Calculation of Damages	55
11.8	Exclusive Remedy	55
12.	MISCELLANEOUS	55
12.1	Schedules and Exhibits	55
12.2	Additional Assurances	56
12.3	Consented Assignment	56
12.4	Consents, Approvals and Discretion	57
12.5	Legal Fees and Costs	57
12.6	Choice of Law	57
12.7	Benefit/Assignment	57
12.8	No Brokerage	57
12.9	Cost of Transaction	57
12.10	Confidentiality	58
12.11	Public Announcements	58

4

(continued)

Page

12.12	Waiver of Breach	59
12.13	Notice	59
12.14	Severability	59
12.15	Gender and Number	60
12.16	Divisions and Headings	60
12.17	Survival	60
12.18	Affiliates	60
12.19	Waiver of Jury Trial	61
12.20	Accounting Date	61
12.21	No Inferences	61
12.22	Limited Third Party Beneficiaries	61
12.23	Entire Agreement/Amendment	61
12.24	Risk of Loss	62
12.25	Material Adverse Effect	62
12.26	CHS Guaranty	62
12.27	HHCS Guaranty	63
12.28	Knowledge of Sellers	63

5

EXHIBITS

Description Exhibit

Limited Power of Attorney A

Information Technology Transition Services Agreement B

Hospital Transition Services Agreement C

Clinic Billing and Collection Agreement D

License Agreement for Policy and Procedure Manuals E

Medicare Transition Agreement F

SCHEDULES

Description Schedule

Owned Real Property 1.1(a)(i)

Leased Real Property 1.1(a)(ii)

Contracts 1.1(g)

Intellectual Property 1.1(i)

Provider Numbers 1.1(j)

Excluded Assets 1.2

Excluded Tennova Marks 1.2(f)

Assumed Liabilities 1.3

Excluded Liabilities 1.4

Acquired Net Working Capital 1.6

Financial Statements 3.4

Certain Post-Balance Sheet Results 3.5

Licenses 3.6

Medicare Participation/Accreditation 3.7

Regulatory Compliance 3.8

Real Property Matters 3.10

Real Property Material Violations 3.10(a)

Zoning Compliance 3.10(b)

Tenant Leases 3.10(c)

Rent Roll 3.10(d)

Eminent Domain Proceedings 3.10(e)

Certificates of Occupancy 3.10(f)

Operating Leases and Seller Guaranties 3.10(g)

Tax Abatement Agreements 3.10(h)

Employee Benefit Plans 3.12

Litigation or Proceedings 3.13

Environmental Laws 3.14

Taxes 3.15

Employee Relations 3.16(a)

Employment Laws 3.16(b)

WARN Act 3.16(c)

Immigration Laws 3.16(d)

Termination of Key Employees 3.16(e)

Contracts with Physicians 3.17

Insurance 3.19

Third Party Payor Cost Reports 3.20

Medical Staff Matters 3.21

Intellectual Property 3.24

Compliance Program 3.25

Partial Subsidiaries 3.26

Certificate of Need 3.27

Data Handling 3.28(a)

Sensitive Data 3.28(c)

HIPAA Investigations 3.28(d)

Affiliate Contracts 3.30

Governmental Approvals 7.2

Material Consents 7.7

Purchase Price Allocation 10.1

Brokerage 12.8

GLOSSARY OF DEFINED TERMS

Defined Term Section

Accounting Firm 1.6(c)

ACOs 1.2(c)

Acquired Net Working Capital 1.6(a)

Affiliate 12.17

Agreement Introduction

Anti-Kickback Law 1.4(o)

Applications 3.27

Assets 1.1

Assignment and Assumption Agreement 2.2(c)

Assignments of Leases 2.2(a)

Assignments of Ownership Interests 2.2(p)

Assumed Liabilities 1.3

Average Net Annual Supplemental Programs Amount 1.9(d)(i)

Balance Sheet Date 3.4(a)

Basket Amount 11.3

Benefit Plans 3.12(a)

BMC Introduction

BPS Introduction

Business Associate Agreement 2.2(j)

Buyer or Buyers Introduction

Buyer Indemnified Parties 11.2

Buyer Plans 10.10(a)

CAA 3.14

CARES Act 1.2(s)

CERCLA 3.14

Certificate of Need 3.27

CHS Introduction

CINs 1.2(c)

CJR 1.2(c)

Clinic Billing and Collection Agreement 2.2(l)

Closing 2.1

Closing Date 2.1

CMS 3.7

COBRA 1.4(h)

Code 3.12(a)

Confidentiality Agreements 12.10(a)

Contracts 1.2(g)

Control 12.18

CWA 3.14

Damages 11.1

Data Handling 3.28(a)(i)

Deeds 2.2(a)

DPP 1.2(c)

DRG Transition Patients 1.7(a)

DSH 1.2(c)

Effective Time 2.1

Environmental Laws 3.14

EPCRA 3.14

ERISA 3.12(a)

ERISA Affiliate 3.12(c)

Estimated Acquired Net Working Capital 1.6(b)

Excluded Assets 1.2

Excluded Liabilities 1.4

Excluded Marks 1.2(f)

Excluded Tennova Marks 1.2(f)

Exemption Certificate 3.27

Facilities Recital A

False Claims Act 1.4(o)

Final Acquired Net Working Capital 1.6(b)

Financial Statements 3.4

Four Year Period 1.9(d)(i)

FTC 5.5

Fundamental Representations 12.1

GAAP 1.6(a)

Government Entity 3.8

Hazardous Substances 3.14

HHCS Introduction

HIPAA 3.28(a)(ii)

Hired Employees 10.10(a)

HMA 1.9(b)

Hospital Recital A

Hospital Transition Services Agreement 2.2(l)

HQI Program 3.7

HSR Act 5.5

Immaterial Contracts 3.17

Indemnified Party 11.4

Indemnifying Party 11.4

Information Services Agreement 2.2(k)

Initial Net Annual Supplemental Programs Amount 1.9(a)

Intellectual Property 1.1(i)

Interim Billings 1.7(b)

Interim Reconciliation 1.9(d)(vi)

Justice Department 5.5

Knowledge of Sellers 12.28

Leased Real Property 1.1(a)

License Agreement 2.2(n)

Liens 3.11

Limited Powers of Attorney 2.2(j)

Material Adverse Effect 12.25

Material Consents 7.7

Material Contracts 3.17

Medicare Transition Agreement 2.2(o)

Modified Supplemental Programs 1.9

Non-Assigned Contract 12.3

Objections 6.3(c)

Operating Leases 3.10(g)

ORYX 3.7

OSHA 3.14

Other Adjustments 1.9(d)(i)

Owned Real Property 1.1(a)

Ownership Interests 1.2(m)

Partial Subsidiaries 3.26(a)

PCI DSS 3.28(a)(iii)

Permitted Encumbrances 3.10

Person 12.15

Phase-Out Period 10.22

PIP 1.7(c)

Preliminary Adjustment Calculation 1.9(b)

Privacy and Data Handling Requirements 3.28(a)

Privacy Laws 3.28(a)(iii)

Privacy Policies 3.28(a)(iv)

Property Tax Statement 1.8(b)

Provider Relief Funds 1.2(s)

Purchase Price 1.5

Qnet 3.7

RAC 1.2(c)

RCRA 3.14

Real Property 1.1(a)

Reconciliation 1.9(d)

Reconciliation Amount 1.9(d)(ii)

Recoupment 1.9(d)(i)

Reimbursement Claims 3.7

Security Breach 3.28(a)(vi)

Seller or Sellers Introduction

Seller Cost Reports 10.8

Seller Employees 10.10

Seller Guaranty 10.21

Seller Indemnified Parties 11.1

Sellers’ knowledge 12.28

Sensitive Data 3.28(a)(v)

SSA 3.16(d)

Stark Law 1.4(o)

State Health Agency 3.6

Supplemental Programs 1.9

Supplemental Reimbursement Adjustment 1.9

Surveys 6.3(b)

Survival Period 12.17

Target Acquired Net Working Capital Amount 1.5

Tax or Taxes 3.15

Tax Return 3.15

Termination Notice 12.1

THFC 3.27

Title Commitment 6.3(a)

Title Company 6.3(a)

Title Evidence 6.3(c)

Title Policy 6.3(a)

Transition Patients 1.7

Transition Services 1.7

TSCA 3.14

WARN Act 3.16(c)

x

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 18, 2024, by and among (i) CLEVELAND HOSPITAL COMPANY, LLC, a Tennessee limited liability company, CLEVELAND TENNESSEE HOSPITAL COMPANY, LLC, a Delaware limited liability company, CLEVELAND MEDICAL CLINIC, INC., a Tennessee corporation, and SKYRIDGE CLINICAL ASSOCIATES, LLC, a Delaware limited liability company (each of which may be referred to individually as a “Seller” and collectively as “Sellers”), (ii) CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“CHS”), (iii) BRADLEY MEDICAL CENTER, LLC, a Tennessee limited liability company (“BMC”), and BRADLEY PHYSICIAN SERVICES, LLC, a Tennessee limited liability company (“BPS”) (BMC and BPS may be referred to individually as a “Buyer” and collectively as “Buyers”), and (iv) HAMILTON HEALTH CARE SYSTEM, INC., a Georgia nonprofit corporation (“HHCS”).

RECITALS:

A. Sellers collectively own or lease and operate a general acute care hospital known as Tennova Healthcare – Cleveland (the “Hospital”), together with certain related businesses including medical office buildings, outpatient care facilities, physician practices and ancillary services (collectively with the Hospital, the “Facilities”).

B. Sellers desire to sell to Buyers and Buyers desire to purchase from Sellers substantially all of the assets of Sellers which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Facilities on the terms and conditions set forth in this Agreement.

C. CHS is a party to this Agreement for purposes of guaranteeing the obligations of its subsidiaries or Affiliates as set forth herein.

D. HHCS is a party to this Agreement for purposes of guaranteeing the obligations of its subsidiaries or Affiliates as set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Assets. Subject to the terms and conditions of this Agreement, as of the Closing (as defined in Section 2.1 hereof), Sellers agree to sell, convey, transfer, assign and deliver to Buyers, and Buyers agree to purchase, all right, title and interest of Sellers in and to all of the tangible and intangible assets owned or used by Sellers in connection with the ownership and operation of the Facilities, other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the “Assets”):

(a) fee simple title to the real property described on Schedule 1.1(a)(i) hereto, together with all right, title and interest of Sellers in and to all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the “Owned Real Property”), and valid leasehold title to the real property that is leased by Sellers pursuant to the leases described on Schedule 1.1(a)(ii) (collectively, the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property”);

(b) all tangible personal property, including, without limitation, all major, minor or other equipment, vehicles, furniture and furnishings of Sellers;

(c) all supplies and inventory used or held for use in respect of the Facilities, including any rights to rebates, refunds or discounts due with respect to the inventory;

(d) all deposits and prepaid expenses that will have continuing value to Buyers;

(e) all claims of Sellers against third parties to the extent such claims relate to the condition of the Assets and, to the extent assignable, all warranties (express or implied) and rights and claims assertable by (but not against) Sellers related to the Assets;

(f) to the extent legally transferable, all right, title and interest in the financial, patient, medical staff and personnel records relating to the Facilities (including, without limitation, all equipment records, medical administrative libraries, medical records, documents, catalogs, books, records, files and current personnel records);

(g) all rights and interests in the contracts, commitments, leases, licenses and agreements listed on Schedule 1.1(g) hereto and all Immaterial Contracts (hereinafter defined) (the contracts being assigned are referred to herein, collectively, as the “Contracts”);

(h) all licenses, permits, certificates of need, certificates, exemptions, classifications, accreditations, variances, and other governmental consents and authorizations, to the extent legally assignable, held by Sellers relating to the ownership, development, and operation of the Facilities (including, without limitation, any pending or approved governmental approvals);

(i) any intellectual property owned or licensed by any Seller that is used in the operation of the Facilities, such as patents, copyrights, trade secrets, trade names, trademarks, service marks and applications and registrations associated therewith, goodwill associated therewith, licenses, sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interests therein, but only with respect to such intellectual property assets expressly set forth on Schedule 1.1(i) (collectively, the “Intellectual Property”)];

(j) to the extent legally transferable, the Facilities’ Medicare, Medicaid, and other government payment program provider numbers and provider agreements listed on Schedule 1.1(j);

(k) all goodwill associated with the Facilities and the Assets;

(l) petty cash;

(m) the ownership interests in the Partial Subsidiaries held by Sellers or their Affiliates (the “Ownership Interests”); and

(n) the telephone numbers used in connection with the business and operations of the Facilities;

(o) all property and rights of the foregoing types arising or acquired by Sellers between the date hereof and Closing;

(p) to the extent not otherwise described in this Section 1.1, all current assets taken into account in determining Acquired Net Working Capital under Section 1.6(a); and

(q) all other property of every kind, character or description owned, leased or licensed by Sellers and used or held for use in the business of the Facilities or the Assets, whether now owned or leased or hereafter acquired before the Closing Date.

1.2 Excluded Assets. Those assets of Sellers described below, together with any assets described on Schedule 1.2 hereto, shall be retained by Sellers (collectively, the “Excluded Assets”) and shall not be conveyed to Buyers:

(a) cash, cash equivalents and marketable securities (except petty cash);

(b) all accounts receivable accrued and existing in respect of services rendered prior to the Effective Time (hereinafter defined), whether billed or unbilled, recorded or unrecorded, with collection agencies or otherwise;

(c) all amounts payable to Sellers in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by Sellers for periods prior to the Effective Time, retrospective payment of claims that are the subject of CMS Recovery Audit Contractor (“RAC”) appeals, all payments associated with any Medicare accountable care organizations (“ACOs”), clinically integrated networks (“CINs”), or the Medicare Comprehensive Care for Joint Replacement Model (“CJR”), and all payments for periods prior to the Effective Time related to all Medicaid payments and programs, including, but not limited to (i) settlements or adjustments to prior Medicaid payments resulting from the State of Tennessee’s audit or other recalculation of Medicaid payments for services rendered prior to the Effective Time, (ii) Virtual and Statutory Disproportionate Share (“DSH”), (iii) charity payments, and (iv) Directed Payment Program (“DPP”)), and all appeals and appeal rights of Sellers relating to such settlements, including cost report settlements, for periods prior to the Effective Time;

(d) to the extent that the applicable Buyer does not need the same in connection with the operation of the Hospital or the Facilities or in connection with the defense of any claims, all records of Sellers relating to (i) litigation files and records, cost report records relating to periods of time prior to Closing, Tax Returns and minute books, and (ii) the Excluded Assets and Excluded Liabilities, as well as all records which by law Sellers are required to maintain in their possession;

(e) prepaid insurance, prepaid assets dedicated to Sellers’ benefit plans and any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses or insurance premiums);

(f) the tradename “Tennova” and any variants thereof, including those variants identified on Schedule 1.2(f) (the “Excluded Tennova Marks”), and any and all names, symbols, trademarks, logos or other symbols used in connection with the Facilities and the Assets which include the names “CHS,” “Community Health Systems,” “HMA” or any variants thereof or any other names which are proprietary to Seller or its Affiliates (together with the Excluded Tennova Marks, collectively, the “Excluded Marks”);

(g) any computer software, systems and programs which are proprietary to Sellers or their Affiliates;

(h) receivables from or obligations with Sellers or their Affiliates;

(i) Sellers’ insurance proceeds arising from pre-Effective Time incidents and Sellers’ assets held in connection with any self-funded insurance programs and reserves, if any;

(j) any claims of Sellers against third parties to the extent that such claims relate to the operation of the Facilities prior to the Effective Time or to the Excluded Assets or Excluded Liabilities;

(k) all of Sellers’ or any Affiliate’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

(l) all rights of CHS and Sellers in connection with and the assets of Sellers’ employee benefit plans;

(m) all assets relating to home health or hospice operations;

(n) all national or regional contracts of Sellers or any Affiliate of Sellers which are made available to any of the Facilities by virtue of the Facilities being an Affiliate of Sellers;

(o) the electronic funds transfer accounts of the Facilities;

(p) inventory or supplies that are expired or beyond their useful life;

(q) all rights of Sellers in any contracts, commitments, leases and agreements which are not included in the Contracts;

(r) any claims against third party payors relating to underpayments or violation of prompt pay statutes with respect to periods prior to the Effective Time;

(s) all payments received by Sellers or their Affiliates pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020, P.L. 116-136, as amended, and any regulations promulgated thereunder (the “CARES Act”), including any amount received from the U.S. Department of Health & Human Services (“Provider Relief Funds”); and

(t) all rights of Sellers under this Agreement and its related documents.

1.3 Assumed Liabilities. In connection with the conveyance of the Assets hereunder, Buyers shall assume, as of the Effective Time, the future payment and performance of the following liabilities (the “Assumed Liabilities”) of Sellers:

(a) all obligations first accruing from and after the Effective Time with respect to the Contracts (but only to the extent that such obligations thereunder are required to be performed after the Effective Time and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller or any of their Affiliates prior to the Effective Time);

(b) the capital lease obligations set forth on Schedule 1.3 hereto;

(c) all obligations and liabilities as of the Effective Time in respect of accrued vacation and holiday benefits of the Hired Employees (as hereinafter defined), and related taxes, but only to the extent included in the determination of Acquired Net Working Capital; and

(d) all obligations first accruing from and after the Effective Time under the governing documents of the Partial Subsidiaries in connection with the ownership of the Ownership Interests by Buyers after the Effective Time.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyers shall not assume and under no circumstances shall Buyers be obligated to pay or assume, and none of the assets of Buyers shall be or become liable for or subject to any liability, indebtedness, commitment, or obligation of Sellers or their Affiliates, or with respect to the Facilities, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, the following Excluded Liabilities:

(a) any debt, obligation, expense or liability of Sellers that is not an Assumed Liability (including, but not limited to, accounts payable, accrued salaries and accrued liabilities);

(b) any liability or obligation arising out of or in connection with the Assets and/or ownership and operation of the Facilities prior to the Effective Time, including without limitation, claims or potential claims for medical malpractice or general liability relating to acts, events, or omissions asserted to have existed or occurred prior to the Effective Time;

(c) all litigation, claims, actions, proceedings, liabilities and obligations relating to, in connection with or arising out of matters described or referred to (or required to be described or referred to) on Schedule 3.13;

(d) those claims and obligations (if any) specified in Schedule 1.4 hereto;

(e) any liabilities or obligations associated with or arising out of any of the Excluded Assets;

(f) liabilities and obligations of Sellers in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, CHAMPUS/TRICARE, BlueCross, or other third party payor programs, including, without limitation, in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by Sellers for periods prior to the Effective Time, RAC appeals, ACOs, CINs, CJR, and all liabilities and obligations for periods prior to the Effective Time related to all Medicaid payments and programs, including, but not limited to (i) settlements or adjustments to prior Medicaid payments resulting from the State of Tennessee’s audit or other recalculation of Medicaid payments for services rendered prior to the Effective Time, (ii) DSH, (iii) charity payments, and (iv) DPP), and all appeals and appeal rights of Sellers relating to such settlements, any audit under the Medicare RAC program or any noncompliance with applicable law or contractual obligations related to the billing or collection of services, any ACOs, CINs, CJR, and any liability arising pursuant to the Medicare, Medicaid, CHAMPUS/TRICARE, BlueCross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

(g) federal, state or local Tax liabilities (including fines, penalties and interest on such liabilities) or obligations of Sellers or their Affiliates in respect of Taxes for periods prior to the Effective Time or resulting from the consummation of the transactions contemplated in this Agreement (provided, however, that this clause (g) shall not apply to any and all Taxes payable with respect to any employee benefits constituting Assumed Liabilities pursuant to Section 1.3(c) hereof);

(h) liability for any and all claims relating to any Benefit Plan, or otherwise by or on behalf of Sellers’ or Sellers’ Affiliates’ employees, independent contractors, directors, officers, managers or agents (with respect to the Facilities or Assets) relating to periods prior to the Effective Time, including, without limitation, liability for any compensation-related payments, pension, profit sharing, deferred compensation, equity or equity-related compensation, incentive compensation, fringe benefit, tuition reimbursement, severance, termination pay, change in control or retention payments, bonuses or any other employee benefit plan of whatever kind or nature or any employee health and welfare benefit plans, liability for any unemployment compensation claim, or workers’ compensation claim, and any liabilities or obligations to former employees of Sellers or Sellers’ Affiliates (with respect to the Facilities) or the Facilities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (provided, however, that this clause (h) shall not apply to the employee benefits constituting Assumed Liabilities under Section 1.3(c) hereof);

(i) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Sellers or any of their Affiliates (with respect to the Facilities or Assets) or any of their employees, medical staff, agents, vendors or representatives with respect to acts or omissions, events, or circumstances prior to the Effective Time;

(j) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Sellers, their Affiliates or, to the extent related to their services to Sellers or Sellers’ Affiliates, their directors, officers, employees and agents claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation or order, consent decree, continuing disclosure agreement, license, permit or other agreement of or with any Government Entity (as hereinafter defined);

(k) liabilities or obligations arising out of any breach by Sellers prior to the Effective Time of any Contract;

(l) liabilities or obligations arising as a result of any breach by Sellers at any time of any contract or commitment that is not expressly assumed by Buyers in this Agreement;

(m) any debt, obligation, expense, or liability of Sellers arising out of or incurred solely as a result of any transaction of Sellers occurring after the Effective Time;

(n) any debt, obligation, or liability of Sellers with or to any of their Affiliates;

(o) any liability of the Sellers and their Affiliates (with respect to the Facilities or the Assets) relating to any violation or non-compliance with federal, state, foreign or other laws, rules, regulations, orders or decrees regulating fraud, including but not limited to those described on any disclosure schedule and the federal Anti-Kickback Law (42 U.S.C. § 1320(a)-7(b) et seq.) (the “Anti-Kickback Law”), the Ethics in Patient Referrals Act (42 U.S.C. § 1395mm et seq.) (the “Stark Law”), the False Claims Act (31 U.S.C. § 3729 et seq.) (the “False Claims Act”), and HIPAA (as defined in Section 3.28 herein);

(p) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings between Sellers or their Affiliates (with respect to the Facilities) and any referral sources in respect of periods prior to the Effective Time, including, but not limited to, physicians, unless reduced to writing, identified on Schedule 1.1(g) hereto, and expressly assumed as part of the Contracts;

(q) all liabilities and obligations for payments received by Sellers or their Affiliates pursuant to the CARES Act, including any Provider Relief Funds; and

(r) all liabilities to a third party, a Government Entity, or to the Partial Subsidiaries arising out of Sellers’ ownership of an equity interest in the Partial Subsidiaries and an indirect ownership interest in Novamed Surgery Center of Cleveland, LLC prior to the Effective Time.

1.5 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be One Hundred Sixty Million Dollars ($160,000,000), plus or minus the amount by which the Acquired Net Working Capital (as defined in Section 1.6(a)) of Sellers as of the last day of the calendar month immediately preceding the Effective Time exceeds or is less than $4,518,012 (the “Target Acquired Net Working Capital Amount”), minus the amount of the capital/finance leases set forth on Schedule 1.3 that are assumed by Buyers (but expressly excluding, for this purpose, any real property leases that are classified as capital/finance leases), and plus an amount equal to the Supplemental Reimbursement Adjustment as contemplated by Section 1.9. The Purchase Price shall be calculated as of the Closing based upon the Estimated Acquired Net Working Capital (as determined in accordance with Section 1.6(b)), and shall be due and payable at the Closing by wire transfer of immediately available funds to an account designated by Sellers. The Purchase Price shall be further adjusted after the Closing in accordance with (i) Section 1.6(a) to reflect any difference between the Estimated Acquired Net Working Capital and the Final Acquired Net Working Capital (as determined in accordance with Section 1.6(b)), and (ii) Section 1.9 to reflect the Supplemental Reimbursement Adjustment.

1.6 Acquired Net Working Capital, Estimates and Audits.

(a) Acquired Net Working Capital. As used herein, the term “Acquired Net Working Capital” shall mean the aggregate current assets of Sellers conveyed to Buyers pursuant to Section 1.1 hereof (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of Sellers assumed by Buyers pursuant to Section 1.3 hereof (excluding those Excluded Liabilities which would otherwise be included in current liabilities), all as determined in accordance with generally accepted accounting principles (“GAAP”). In any case with respect to the computation of Acquired Net Working Capital (i) the following shall be included in current assets: petty cash, prepaid expenses and deposits, and supplies and inventory, and (ii) the following shall be included in current liabilities: accrued liabilities for vacation and holiday benefits for employees of Sellers who are hired by Buyers.

(b) Estimates and Adjustments. Attached hereto as Schedule 1.6 is a schedule of the mutually agreed upon Acquired Net Working Capital as of November 30, 2023, together with the principles, specifications and methodologies used in determining such Acquired Net Working Capital. At least ten (10) business days prior to Closing, Sellers shall deliver to Buyers a reasonable estimate of Acquired Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate (the “Estimated Acquired Net Working Capital”). The Estimated Acquired Net Working Capital shall be calculated following the same mutually agreed upon principles, specifications and methodologies used to determine the Acquired Net Working Capital as of November 30, 2023, as specified in Schedule 1.6, and shall be used for purposes of calculating the Purchase Price at the Closing. Within ninety (90) days after the Closing, Sellers shall deliver to Buyers their determination of the actual Acquired Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time (the “Final Acquired Net Working Capital”), following the same principles, specifications and methodologies used to determine the Acquired Net Working Capital as set forth on Schedule 1.6 and the Estimated Acquired Net Working Capital. Each party shall have full access to the financial books and records pertaining to the Facilities to confirm or audit Acquired Net Working Capital computations. Should Buyers disagree with Sellers’ determination of the Final Acquired Net Working Capital, they shall notify Sellers within sixty (60) days after Sellers’ delivery of their determination of the Final Acquired Net Working Capital. If Sellers and Buyers fail to agree within thirty (30) days after Buyers’ delivery of notice of disagreement on the amount of the Final Acquired Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.6(c), which shall be the exclusive remedy for resolving accounting disputes relative to the determination of the Final Acquired Net Working Capital. The Purchase Price shall be increased or decreased based on the difference between the Estimated Net Working Capital and the Final Acquired Net Working

Capital, and within five (5) business days after determination thereof any increase shall be paid in cash by Buyers to Sellers, and any decrease shall be paid in cash to Buyers by Sellers.

(c) Dispute of Adjustments. In the event that Sellers and Buyers are not able to agree on the Final Acquired Net Working Capital within thirty (30) days after Buyers’ delivery of notice of disagreement, Sellers and Buyers shall each have the right to require that such disputed determination be submitted to PwC or another independent certified public accounting firm as Sellers and Buyers may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of the Final Acquired Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of the Final Acquired Net Working Capital. The Accounting Firm’s determination shall be binding upon Sellers and Buyers, and such Accounting Firm’s fees and expenses shall be borne equally by Sellers and Buyers.

1.7 Transition Patients. To compensate Sellers for services rendered and medicine, drugs and supplies provided up to the Effective Time with respect to patients who are admitted as inpatients to the Hospital prior to the Effective Time but who are not discharged until after the Effective Time (such patients being referred to herein as the “Transition Patients” and services rendered to them being referred to herein as the “Transition Services”), the parties shall take the following actions:

(a) As soon as practicable after the Closing Date, there shall be delivered to both parties a statement itemizing the Transition Services provided by each of the parties to Transition Patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, BlueCross or any other third party payor who pays on a DRG, case rate or other similar basis (the “DRG Transition Patients”). Buyers shall pay to Sellers an amount equal to (i) the total DRG and outlier payments (including capital and any deposits, deductibles or co-payments received by Buyers) per the remittance advice received by Buyers on behalf of a DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to such DRG Transition Patient by Sellers (less non-covered charges), and the denominator of which shall be the sum of the total charges for all services provided to such DRG Transition Patient by Sellers and Buyers both up to and after the Effective Time (less non-covered charges), minus (ii) any deposits, deductibles or co-payments made or payable by such DRG Transition Patients to Sellers.

(b) As of the Effective Time, cut-off billings (“Interim Billings”) for all Transition Patients not covered by Section 1.7(a) shall be prepared and sent following the discharge of the patient from the Hospital. Any payments received by either Buyers or Sellers for such Interim Billings are the property of Sellers and shall be paid to Sellers, when and as received by Buyers, within ten (10) business days of the end of the month in which such payments are received. Any payments received by Sellers from such Transition Patients for Transition Services rendered by Buyers after the Effective Time are the property of Buyers and shall be paid to Buyers, when and as received by Sellers, within ten (10) business days of the end of the month in which such payments are received.

(c) If Buyers receive amounts related to any Medicare, Medicaid or other third party payor program such as DSH payments, charity payments, DPP payments, medical education payments, periodic interim payments (“PIP”), bi-weekly payments for Medicare bad debt, settlements for the retrospective audit or recalculation of Medicaid or county rates, payments, or programs, or payments for costs paid on a pass-through basis (such as capital costs), associated with the operation of the Hospital prior to the Effective Time, Buyers shall tender the amount applicable to the period up to the Effective Time to Sellers within ten (10) business days of receipt. If Sellers receive amounts related to any Medicare, Medicaid or other third party payor program such as DSH payments, charity payments, DPP payments, medical education payments, PIP payments, bi-weekly payments for Medicare bad debt, settlements for the retrospective audit or recalculation of Medicaid rates or payments, or payments for costs paid on a pass-through basis (such as capital costs), associated with the operations of the Hospital relating to periods after the Effective Time, Sellers shall tender the same to Buyers within ten (10) business days of receipt. It is the intent of the parties that Buyers and Sellers shall receive amounts related to such payments applicable to the period of time the Hospital was owned by such party during the period attributable to the payment. If the payment does not relate solely to a period prior to or after the Effective Time, each party will receive an amount equal to the payment multiplied by a fraction, the numerator of which shall be the number of days the Hospital was owned by the party during the period attributable to the payment and the denominator of which shall be the total number of days attributable to the payment. In conjunction with a Medicare cost report, the Medicare Audit Contractor (MAC) may apply bi-weekly payments to a party that are not applicable to its period of ownership. If this occurs, the parties agree to make payments to one another so that each party receives third party payments applicable to the period of time it owned the Hospital in accordance with the methodology delineated above.

(d) Except as otherwise set forth herein, all payments required by this Section 1.7 shall be made within ten (10) business days of a party’s receipt of payment with respect to a Transition Patient, accompanied by copies of remittances and other supporting documentation as reasonably required by the other party. In the event that Buyers and Sellers are unable to agree on any amount to be paid under this Section 1.7, then such amount shall be determined through the binding process provided in Section 1.6(c) at the joint expense of Buyers and Sellers as set forth in Section 1.6(c).

1.8 Prorations.

(a) Except as otherwise provided herein (for example, with respect to the determination of Acquired Net Working Capital) or as settled at the Closing, within ninety (90) days after the Closing Date (hereinafter defined), Sellers and Buyers shall prorate as of the Effective Time any amounts which (i) are paid by Sellers prior to the Closing Date that are allocable to periods on or after the Closing Date, or (ii) become due and payable on or after the Closing Date, in each case, with respect to (a) the Contracts, (b) real and personal property taxes and assessments on the Assets (which shall be prorated as of the Closing), and (c) all utilities servicing any of the Assets, including water, sewer, telephone, electricity and gas service. Any such amounts which are not available within ninety (90) days after the Closing Date shall be similarly prorated as soon as practicable thereafter. Proration shall be calculated on a per diem basis, with Sellers responsible for taxes, payments and other assessments that relate to periods prior to the Effective Time, and Buyers responsible for taxes, payments and other assessments that relate to periods after the Effective Time.

(b) Notwithstanding anything herein to the contrary, and without duplication of any amounts included in the determination of Acquired Net Working Capital, all real property taxes, if any, related to the Assets shall be prorated by Buyers and Sellers on the Closing Date as of the Effective Time. All such amounts to be prorated will be reflected on a real property taxes proration statement (the “Property Tax Statement”) to be agreed upon by the parties prior to the Closing Date. If necessary for such proration, payments for real property taxes shall initially be determined based on the previous year’s real property taxes and shall later be adjusted to reflect the current year’s real property taxes when the real property tax bills are finally rendered. Sellers shall be liable for (and shall reimburse Buyers to the extent that Buyers shall have paid) that portion of real property taxes relating to, or arising in respect of, periods (or portions thereof) ending prior to the Effective Time, and Buyers shall be liable for (and shall reimburse Sellers to the extent that Sellers shall have paid) that portion of real property taxes relating to, or arising in respect of, periods (or portions thereof) ending after the Effective Time, including, in each case, any adjustments made after the Closing Date to the amounts reflected on the Property Tax Statement for the actual amount of real property taxes as finally determined for the applicable period. The parties shall cooperate to avoid, to the extent legally possible, the payment of duplicate real property taxes, and each party shall furnish, at the request of any other party, proof of payment of any real property taxes or other documentation that is a prerequisite to avoid payment of a duplicate real property taxes.

1.9 Supplemental Reimbursement Adjustment. The parties acknowledge and agree that the State of Tennessee is currently in the process of potentially implementing a significant modification to its Medicaid supplemental programs, which include the following: directed payment program (the “DPP”), virtual DSH, statutory DSH, charity, and the annual coverage assessment (collectively, the “Supplemental Programs”). The parties anticipate such changes may be approved by the Tennessee Legislature in early- to mid-2024 and approved by CMS in mid- to late-2024, and that such changes may be effective as of the commencement of Tennessee State Fiscal Year 2024/25 (i.e., July 1, 2024 through June 30, 2025). In consideration of the substantial additional supplemental payments that Buyers and the Facilities may realize after the Closing as a result of the potential net changes to the Supplemental Programs (the “Modified Supplemental Programs”), the parties have agreed to adjust the Purchase Price after the Closing as set forth below:

(a) Buyers shall pay to Sellers, as an adjustment to the Purchase Price, and subject to the reconciliation processes set forth below, an amount equal to (i) the difference between (I) the total annual amount of payments to be received by the Facilities for the first full year of the Modified Supplemental Programs, minus the Facilities’ applicable annual coverage assessment for the first full year of the Modified Supplemental Programs, and (II) $1,614,810 (the difference being referred to herein as the “Initial Net Annual Supplemental Programs Amount”), multiplied by (ii) 4.75 (the product of such formula being referred to herein as the “Supplemental Reimbursement Adjustment”). By way of example, if the Initial Net Annual Supplemental Programs Amount is $21,000,000, the Supplemental Reimbursement Adjustment would be equal to $99,750,000 (i.e., $21,000,000 * 4.75).

(b) Within thirty (30) days after the approval of the contemplated reimbursement changes under the Modified Supplemental Programs by CMS, Buyers and Sellers shall jointly engage Health Management Associates (“HMA”) to calculate an estimate of the Initial Net Annual Supplemental Programs Amount and the Supplemental Reimbursement Adjustment. HMA shall deliver its written calculation of the Initial Net Annual Supplemental Programs Amount and the Supplemental Reimbursement Adjustment (the “Preliminary Adjustment Calculation”) to Buyers and Sellers within thirty (30) days of such engagement. If HMA is not available for the calculation of the Preliminary Adjustment Calculation, then to a qualified independent third-party consulting firm mutually acceptable to Buyers and Sellers.

(c) Within ten (10) business days after Buyers’ receipt of the Preliminary Adjustment Calculation, Buyers shall pay Sellers, by wire transfer of immediately available funds to an account designated by Sellers, an amount equal to the Supplemental Reimbursement Adjustment, and the Purchase Price shall be adjusted to reflect such amount (as contemplated by Section 1.5).

(d) The parties acknowledge and agree that the Modified Supplemental Programs are subject to annual adjustments, revisions, approvals and qualifications and that as a result, the Supplemental Reimbursement Adjustment shall be subject to adjustment based upon the change in Buyers’ and the Facilities’ supplemental payments and corresponding applicable annual coverage assessments, recoupments and other amounts arising as a result of such adjustments, revisions, approvals and qualifications, as set forth herein. Except as otherwise set forth below, the Supplemental Reimbursement Adjustment shall be subject to a single post-Closing reconciliation at the fourth (4th) annual anniversary of Buyers’ payment of the Supplemental Reimbursement Adjustment (the “Reconciliation”).

(i) The Reconciliation shall be prepared by Buyers by comparing the Initial Net Annual Supplemental Programs Amount to an amount equal to the difference between (I) the average amount of the cumulative annual payments received by Buyers or the Facilities under the Modified Supplemental Programs, minus the average of Buyers’ corresponding applicable annual coverage assessments, minus the average of any Recoupments, and plus or minus the average of any Other Adjustments, all in respect of the first four (4) full years of the Modified Supplemental Programs following the Closing (the “Four Year Period”), and (II) $1,614,810 (such calculation, the “Average Net Annual Supplemental Programs Amount”). For the purposes of this Section 1.9, (A) the term “Recoupments” means any amounts recouped from Buyers or the Facilities under the Modified Supplemental Programs for the relevant periods, but expressly excluding any amounts recouped as a result of the failure by Buyers or the Facilities to satisfy reporting or filing requirements under the Modified Supplemental Programs, and (B) the term “Other Adjustments” means any positive or negative adjustments resulting from the reconciliations or other adjustments to the amounts payable to Buyers or the Facilities under the Modified Supplemental Programs for the relevant periods.

(ii) Within sixty (60) days after the receipt by Buyers or the Facilities of the last of any payments due under the Modified Supplemental Programs in respect of the Four Year Period or remittance of the final annual coverage assessment by Buyers or the Facilities, whichever comes later, Buyers shall deliver to Sellers their determination of the difference, if any, resulting from the following formula: the Average Net Annual Supplemental Programs Amount minus the Initial Net Annual Supplemental Programs Amount (the “Reconciliation Amount”).

(iii) Each party shall have full access to the financial books and records pertaining to the Facilities to confirm or audit the Reconciliation Amount calculations. Should Sellers disagree with Buyers’ determination of the Reconciliation Amount, Sellers shall notify Buyers within thirty (30) days after Buyers’ delivery of their determination of the Reconciliation Amount. If Sellers and Buyers fail to agree within fifteen (15) days after Sellers’ delivery of notice of disagreement on the amount of the Reconciliation Amount, such disagreement shall be resolved in accordance with the procedures set forth in Section 1.6(c) with respect to disputes relative to the determination of the Final Net Working Capital, which shall be the exclusive remedy for resolving disputes relative to the determination of the Reconciliation Amount; provided, however, that in lieu of the Accounting Firm, the matter shall be submitted to HMA or, if HMA is not available, then to a qualified independent third party consulting firm mutually acceptable to Buyers and Sellers.

(iv) If the Reconciliation Amount is a negative number, then Sellers shall pay Buyers an amount equal to the Reconciliation Amount multiplied by 4.75, and the Supplemental Reimbursement Adjustment (and the Purchase Price) shall be reduced by such amount. If the Reconciliation Amount is a positive number, then Buyers shall pay Sellers an amount equal to the Reconciliation Amount multiplied by 4.75, and the Supplemental Reimbursement Adjustment (and the Purchase Price) shall be increased by such amount. Any such payment owed by a party under this Section 1.9(d) shall be paid to the other party by wire transfer of immediately available funds to an account designated by the other party within ten (10) business days after the final determination of the Reconciliation Amount.

(v) If Buyers fail to deliver their calculation of the Reconciliation Amount to Sellers within the sixty (60) day period specified above in this Section 1.9(d), Sellers may deliver their calculation of the Reconciliation Amount to Buyers, in which case Buyers shall then have a right to dispute Sellers’ calculation of the Reconciliation Amount and the deadlines applicable to Sellers under this Section 1.9(d) shall apply to Buyers, and vice versa.

(vi) In addition to the Reconciliation to be completed at the end of the Four Year Period as described above, if the net amount received by the Facilities in respect of either of the first (1st) or second (2nd) full year of the Modified Supplemental Programs (i.e., the sum of the amount of payments received by Buyers or the Facilities under the Modified Supplemental Programs, minus any applicable annual coverage assessments, minus any Recoupments, plus or minus any Other Adjustments, and minus $1,614,810) varies by more than twenty-five percent (25%) from the Initial Net Annual Supplemental Programs Amount estimated by HMA (or other agreed upon party if HMA does not conduct the Preliminary Adjustment Calculation) pursuant to Section 1.9(b), then Buyers and Sellers shall each have one (1) option, exercisable upon prior written notice to the other party, to conduct an interim reconciliation pursuant to the process set forth in Section 1.9(d)(i) – (v) (“Interim Reconciliation”); provided, however, that for purposes of calculating the Interim Reconciliation, the net amount(s) received by the Facilities under the Modified Supplemental Programs (as described above and in Section 1.9(d)(i)) during the applicable year(s) shall be used in lieu of the net amounts received in respect of the Four Year Period. For the sake of clarification, any such Interim Reconciliation shall be subject to a further Reconciliation following the end of the Four Year Period pursuant to Section 1.9(d)(i) – (v).

(vii) If the Modified Supplemental Programs are discontinued prior to the end of the Four Year Period, then Buyers and Sellers agree to conduct a Reconciliation pursuant to Section 1.9(d)(i) – (v) promptly following the end of the Four Year Period. In such case, the Reconciliation shall be calculated by taking into consideration the amounts received, if any, during the full Four Year Period (i.e., if the Modified Supplemental Programs are discontinued as of the end of the third (3rd) full year, the net amount received by the Facilities in respect of the fourth (4th) full year will be $0 for purposes of calculating the Reconciliation); provided, however, and solely applicable to this Section 1.9(d)(vii), that if the Modified Supplemental Programs are replaced with one or more substitution or other revenue programs that have the effect of offsetting the future financial impact on providers of the discontinuation of the Modified Supplemental Programs (e.g., implementation of alternative supplemental reimbursement programs, increases to Medicaid reimbursement rates, etc.), then the effect of such substitution or other revenue programs shall be taken into consideration by the parties and HMA (or such other qualified independent third party consulting firm mutually acceptable to Buyers and Sellers under Section 1.9(d)(iii)) in connection with the calculation of the Reconciliation.

(e) Buyers shall prepare and timely file all reports required or permitted by law to be filed with the applicable Government Entities (or their designees) in connection with the Modified Supplemental Programs, make payment of all required assessments in connection with the Modified Supplemental Programs, and otherwise comply with all reporting obligations and other requirements under the Modified Supplemental Programs with respect to the Four Year Period. In doing so, Buyers shall act in good faith, which may include, without limitation, consideration of HHCS’s entire enterprise, goals, objectives and limitations, to avoid, to the extent possible, taking actions or failing to take actions, that are reasonably likely to result in reductions in the amounts of supplemental reimbursements to be received by the Facilities under the Modified Supplemental Programs in respect of the Four Year Period.

(f) In the event that the Modified Supplemental Programs are delayed, not approved or not implemented by the Tennessee Legislature and by CMS within two (2) years after the Effective Time, then neither party shall have any right, duty or obligation under this Section 1.9 and Sellers shall not be entitled to and Buyers shall not be obligated to pay any Supplemental Reimbursement Adjustment.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place via electronic exchange of closing deliverables on July 31, 2024, or on such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the “Closing Date”). The Closing shall be effective as of 12:00:01 a.m., local time, on the first day of the next calendar month immediately following the Closing Date, or at such other time as the parties may mutually designate in writing (such time, the “Effective Time”).

2.2 Actions of Sellers at Closing. At the Closing and unless otherwise waived in writing by Buyers, Sellers shall deliver to Buyers the following:

(a) (i) Deeds containing special warranty of title (the “Deeds”), fully executed by each applicable Seller in recordable form, conveying to each applicable Buyer fee simple title to the Owned Real Property, and (ii) assignments of leases (the “Assignments of Leases”), fully executed by each applicable Seller, assigning to each applicable Buyer leasehold title to the Leased Real Property, in each case, subject only to the Permitted Encumbrances and the Assumed Liabilities;

(b) With respect to each applicable Buyer, a General Assignment, Conveyance and Bill of Sale, fully executed by each applicable Seller, conveying to each applicable Buyer all of such Seller’s right, title and interest in the Assets, free and clear of all liabilities, and Liens, other than the Assumed Liabilities and Permitted Encumbrances;

(c) With respect to each applicable Buyer, an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by the applicable Seller, conveying to each applicable Buyer such Seller’s interest in the Contracts free and clear of all liabilities and Liens other than the Assumed Liabilities and Permitted Encumbrances;

(d) Copies of corporate resolutions duly adopted by the Board of Directors or Board of Managers, as the case may be, of each Seller, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers or authorized representative of each Seller;

(e) Certificate of the President or a Vice President of each Seller, certifying as to the satisfaction of the condition precedent contained in Section 7.1 of this Agreement;

(f) Certificates of incumbency for the respective officers of each Seller executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of each Seller from the state in which it is incorporated or formed, dated the most recent practical date prior to the Closing;

(h) All Certificates of Title and other documents evidencing an ownership interest conveyed as part of the Assets;

(i) A standard form owner’s affidavit (modified as necessary to make factually accurate) as required by the Title Company (as defined in Section 6.3 hereof) to issue the Title Policy (as defined in Section 6.3 hereof) as described in and provided by Section 7.3 hereof;

(j) Limited Powers of Attorney as contemplated by Section 10.12 (the “Limited Powers of Attorney”), fully executed by the applicable Sellers;

(k) An Information Technology Transition Services Agreement as contemplated by Section 10.14 (the “Information Services Agreement”) and the Business

Associate Agreement, in substantially the form attached thereto (the “Business Associate Agreement”), fully executed by an Affiliate of Sellers;

(l) A Hospital Transition Agreement as contemplated by Section 10.15 (the “Hospital Transition Services Agreement”), fully executed by an Affiliate of Sellers;

(m) A Clinic Billing and Collection Agreement as contemplated by Section 10.16 (the “Clinic Billing and Collection Agreement”), fully executed by an Affiliate of Sellers;

(n) A License Agreement for Policy and Procedure Manuals as contemplated by Section 10.17 (the “License Agreement”), fully executed by an Affiliate of Sellers;

(o) A Medicare and Medicaid Transition Agreement as contemplated by Section 10.19 (the “Medicare Transition Agreement”), fully executed by Sellers;

(p) An assignment of each Ownership Interest (the “Assignments of Ownership Interests”), fully executed by the appropriate Seller or Affiliate, conveying to the appropriate Buyer such Seller’s (or Affiliate’s) interest in the Ownership Interest free and clear of all Liens, but subject to any rights, restrictions or obligations under the governing documents of the Partial Subsidiaries;

(q) A properly completed and executed certificate of non-foreign status under Code Section 1445 for each Seller;

(r) Payoff letters, termination statements, releases and other evidence reasonably satisfactory to Buyers of the release of all Liens on, attached to, or otherwise associated with any of the Assets (other than the Assumed Liabilities and the Permitted Encumbrances); and

(s) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

2.3 Actions of Buyers at Closing. At the Closing and unless otherwise waived in writing by Sellers, Buyers shall deliver to Sellers the following:

(a) An amount equal to the Purchase Price in immediately available funds;

(b) The Assignments of Leases, fully executed by each applicable Buyer, pursuant to which Buyers shall assume the future payment and performance of the leases of the Leased Real Property as provided in this Agreement;

(c) The Assignment and Assumption Agreements, fully executed by each applicable Buyer, pursuant to which Buyers shall assume the future payment and performance of the Contracts and the Assumed Liabilities as provided in this Agreement;

(d) Copies of resolutions duly adopted by the Board of Directors or Board of Managers, as the case may be, of each Buyer authorizing and approving their respective performance of the transactions contemplated hereby and the execution and delivery of this

Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of each Buyer;

(e) Certificate of the President or a Vice President of each Buyer, certifying as to the satisfaction of the condition precedent contained in Section 8.1 of this Agreement;

(f) Certificates of incumbency for the respective officers of each Buyer executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;

(g) Certificates of existence and good standing of each Buyer from the state in which each is incorporated or formed, dated the most recent practical date prior to Closing;

(h) The Limited Powers of Attorney, fully executed by the applicable Buyers;

(i) The Information Services Agreement and the Business Associate Agreement attached thereto, fully executed by Buyers or their Affiliates(s), as applicable;

(j) The Hospital Transition Agreement, fully executed by Buyers or their Affiliate(s), as applicable;

(k) The Clinic Billing and Collection Agreement, fully executed by Buyers or their Affiliates(s), as applicable;

(l) The License Agreement, fully executed by Buyers or their Affiliates(s), as applicable;

(m) The Medicare Transition Agreement, fully executed by Buyers or their Affiliates(s), as applicable;

(n) The Assignments of Ownership Interests, fully executed by the appropriate Buyer; and

(o) Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.

2.4 Physical Inventory. Within thirty (30) days prior to the Closing Date, Sellers will perform a physical inventory in a manner consistent with its past practice to verify the levels and amounts of the inventory. Sellers will give Buyers not less than five (5) days’ prior written notice of such physical inventory. Representatives of Buyers will be permitted to observe such physical inventory and will be permitted to make test counts of inventory and receive copies of the records related to such physical inventory. In connection with such physical inventory, Sellers and Buyers shall jointly determine if any items of inventory are unusable or obsolete, which unusable or obsolete items of inventory shall be excluded from the calculation of the value of the inventory calculated pursuant to this Section 2.4. The value of the inventory shall be determined by applying the cost of each item of inventory; provided, that the value of the inventory (for purposes of calculating the Final Acquired Net Working Capital) shall be increased or decreased, as appropriate, to reflect the value of any additions to, or the value of deletions from (as determined by the physical inventory), the inventory between the date(s) of such physical inventory and the Effective Time.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Sellers jointly and severally represent and warrant to Buyers the following:

3.1 Existence and Capacity. Each Seller is a corporation or limited liability company, duly organized and validly existing in good standing under the laws of the state of its formation. Each Seller has the requisite power and authority to conduct its business as now being conducted. CHS is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. CHS has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

3.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by each Seller and CHS and all other agreements referenced herein, or ancillary hereto, to which such Seller or CHS is a party, and the consummation by each Seller and CHS of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate powers, are not in contravention of corporate law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as contemplated by Sections 5.4 and 5.5, do not require any approval or consent required to be obtained by Sellers of, or filing required to be made by Sellers with, any Government Entity or authority bearing on the validity of this Agreement which is required by law or the regulations of any such Government Entity or authority;

(c) assuming the receipt of any consents required pursuant to the Contracts, will neither conflict with, nor result in any breach or contravention of, or the creation of any Lien under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule, or regulation of any Government Entity to which it or the Assets may be subject; and

(e) will not violate any judgment, decree, writ or injunction of any court or Government Entity to which it or the Assets may be subject.

3.3 Binding Agreement. This Agreement and all agreements to which any Seller or CHS will become a party pursuant hereto are and will constitute the valid and legally binding obligations of such Seller or CHS, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof or thereof.

3.4 Financial Statements. Sellers have delivered to Buyers copies of the following financial statements of Sellers (“Financial Statements”), which Financial Statements are maintained on an accrual basis:

(a) Unaudited Balance Sheet dated as of February 29, 2024 (the “Balance Sheet Date”);

(b) Unaudited Income Statement for the two (2) month period ended on the Balance Sheet Date; and

(c) Unaudited Balance Sheets and Income Statements for the fiscal years ended December 31, 2022 and 2023.

Except as set forth in Schedule 3.4, such Financial Statements have been (and the monthly financial statements delivered pursuant to Section 5.6 will be) prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Such Balance Sheets present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the financial condition of each Seller as of the dates indicated thereon, and such Income Statements present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.6, will present fairly in all material respects) the results of operations of each Seller for the periods indicated thereon.

3.5 Certain Post-Balance Sheet Results. Except as set forth in Schedule 3.5 hereto, since the Balance Sheet Date there has not been any:

(a) event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (hereinafter defined);

(b) material damage, destruction, or loss (whether or not covered by insurance) affecting the Facilities, taken as a whole;

(c) actual or threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities;

(d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Assets having a value in excess of Twenty-Five Thousand Dollars ($25,000) (other than supplies), except in the ordinary course of business consistent with past practices;

(e) general increases in the compensation payable by Sellers to any of their employees or independent contractors outside of the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees;

(f) adoption, modification, or termination of any employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor, or consultant of Sellers with respect to the Facilities that increases the costs to operate the Facilities, or perform under the Contracts in any material respect;

(g) change in the composition of the medical staff of the Facilities outside the ordinary course of business;

(h) loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of Sellers or Sellers’ Affiliates, in each case, with respect to the Facilities;

(i) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy laws or consent to the filing of any bankruptcy petition against it under any similar law;

(j) acceleration, termination, material modification to, or cancellation of any material license, permit, or accreditation;

(k) incurrence, assumption or guaranty of any indebtedness for borrowed money in connection with the operation of the Facilities (other than such indebtedness incurred in the ordinary course as will be repaid in full or released at Closing);

(l) disposition or lapse of any material rights in respect of any Intellectual Property as of the Balance Sheet Date;

(m) material change in its historical practices with respect to purchasing inventory and supplies;

(n) reduction in the licensed bed capacity or discontinuation of any clinical services of the Facilities;

(o) material Tax election made, revised or rescinded, material Tax liability or Tax refund claim settled or compromised, material amendment to any Tax Return, or any material position on any Tax Return taken that is inconsistent with past practice, in each case, relating to the Assets, the Facilities or the operation of the Facilities;

(p) changes in the accounting methods or practices employed by Sellers, or changes in depreciation or amortization policies;

(q) material transaction pertaining to any of the Facilities by any Seller outside the ordinary course of business; or

(r) any action, contract or commitment to do any of the foregoing.

3.6 Licenses. Each Facility is, and has been for the last six (6) years, duly licensed pursuant to the applicable laws of the State of Tennessee and any other applicable jurisdiction and is, and has been for the last six (6) years, in material compliance with all applicable statutes, rules, regulations, and other legal requirements, with respect to all licenses, registration, permits, certificates of need, accreditations and approvals listed on Schedule 3.6. The pharmacies, laboratories, and all other ancillary departments owned or operated by Sellers and located at the Facilities or operated for the benefit of the Facilities which are required to be specially licensed are, and have been for the last six (6) years, duly licensed by the appropriate licensing agency (the “State Health Agency”) and have been at all times for the last six (6) years in material compliance with all legal requirements of the State Health Agency. Sellers have all material licenses, registrations, permits, certificates of need, accreditations and approvals which are needed to operate the businesses owned or operated by them at the Facilities. Sellers have delivered to Buyers an accurate and complete list (Schedule 3.6) of all such licenses, registrations, permits, accreditations and approvals owned or held by Sellers relating to the ownership, development, or operation of the Facilities or the Assets, all of which are now and as of the Closing shall be in good standing and full force and effect. True and complete copies of all licenses, registrations, permits, accreditations and approvals (or evidence thereof) listed on Schedule 3.6 have been provided to Buyers. Except as set forth on Schedule 3.6, none of Sellers nor the Facilities have received during the last six (6) years any written notice from any Government Entity or accrediting body alleging any violation of any license, registration, permit, certificate of need, or approval owned or held by any Seller or any Facility except for any such actions for which plans of correction (or similar responses) have been submitted by Sellers or the Facilities and accepted by any such Government Entities, or accrediting bodies and, to the knowledge of Sellers, there is not any pending action by or before any Government Entity or accrediting body to revoke, cancel, rescind, modify or refuse to renew any license, registration, permit, accreditation, certificate of need, or approval owned or held by any Seller or any Facility.

3.7 Medicare and Medicaid Participation/Hospital Accreditation.

(a) The Facilities are qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs, are currently enrolled and participating providers or suppliers (as applicable) in such programs, have current and valid provider or supplier contracts with such programs, are, and for the past six (6) years have been, in compliance in all material respects with the conditions of participation in such programs, and have received all approvals or qualifications necessary for capital reimbursement for the Hospital. The Hospital is duly accredited by The Joint Commission, and such accreditation is in full force and effect with no contingencies. The Facilities do not have any open survey issues (except as set forth on Schedule 3.7). Copies of the most recent accreditation letters and survey reports for the last five (5) years pertaining to the Hospital have been provided to Buyers. Except as set forth on Schedule 3.7, to the knowledge of Sellers, no event has occurred or other material fact exists with respect to the Hospital’s accreditation that allows, or after notice or lapse of time or both would allow, revocation, suspension, restriction, limitation or termination of such accreditation or would result in any other impairment of the rights of the holder of such accreditation.

(b) During the last six (6) years all billing practices of Sellers with respect to the Facilities to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and the Medicare, Medicaid and CHAMPUS/TRICARE programs, and neither Sellers nor the Facilities have billed or received any payment or reimbursement in excess of amounts allowed by law. During the last six (6) years, Sellers have timely filed, submitted, or obtained in the ordinary course of business all material reports, billings, and documents required to be filed, submitted or obtained to receive reimbursement from Medicare, Medicaid, CHAMPUS/TRICARE, or other third party payment programs, as applicable, for services furnished by the Facilities.

(c) Except as set forth on Schedule 3.7, neither Sellers nor the Facilities nor any of their respective officers, directors, managers, managing employees, service providers, controlling members or shareholders, employees, agents, or contractors providing direct patient care, indirect patient care, or administrative and management services are or have been excluded from participation in the Medicare, Medicaid, CHAMPUS/TRICARE programs or any other federal healthcare program, nor to Sellers’ knowledge is any such exclusion, suspension, or debarment pending or threatened. Sellers perform periodic searches of relevant data bases, including without limitation the “List of Excluded Individuals/Entities” from the United States Health and Human Services Office of Inspector General, the “List of Excluded Individuals/Entities” from the System for Award Management, and the Terminated Provider List maintained by the TennCare Office of Program Integrity to confirm that none of the foregoing have been excluded, suspended, or debarred from participation in Medicare, Medicaid or CHAMPUS/TRICARE programs or any other federal healthcare program.

(d) Except as set forth on Schedule 3.7, no Seller has received any written notice from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs of any pending or, to Sellers’ knowledge, threatened investigations or surveys relating to the Facilities. Except as set forth on Schedule 3.7, no Seller (i) is or has been, within the past five (5) years, a party or subject to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Government Entity, (iii) has been, to Sellers’ knowledge, within the past five (5) years the subject of any governmental payer program investigation conducted by any federal or state enforcement agency, (iv) is and has been, to Sellers’ knowledge, within the past five (5) years a defendant in any qui tam/False Claims Act litigation, (v) during the past five (5) years has been served with or received any search warrant, subpoena, civil investigative demand contact letter, or, to Sellers’ knowledge, telephone or personal contact by or from any federal or state enforcement agency, (vi) to the knowledge of Sellers, during the past five (5) years, has been the subject of any focused reviews, Zone Program Integrity Contractor audits, RAC audits, Medicaid Integrity Program audits, Comprehensive Error Rate Testing Contractor audits, Supplemental Medical Review Contractor audits, MAC audits or any other similar audits with respect to any federal healthcare program, except for those that were routine in nature and/or did not result in any material repayment obligations, penalties or other remediation obligations for Sellers or the Facilities, (vii) during the past five (5) years made a filing pursuant to the OIG’s Self Disclosure Protocol, CMS’s Voluntary Self-Referral Disclosure Protocol, the ONC Information Blocking Portal, or other voluntary disclosure to the OIG, CMS or other Government Entity; and (viii) during the past six (6) years received any written complaints or notice from any employee, independent contractor, vendor, physician or other Person (as hereinafter defined) or organization alleging or that would indicate that such Seller has violated any material healthcare law or regulation and/or requirements of any Government Entity having jurisdiction over the Sellers, Facilities and/or Assets.

(e) The Facilities have registered with the QNet Exchange (“Qnet”) as and to the extent required by The Centers for Medicare and Medicaid Services (“CMS”) under its Hospital Quality Initiative Program (the “HQI Program”). The Facilities have submitted all quality data required under the HQI Program to CMS or its agent and otherwise complied in all material respects with all requirements of the HQI Program, and have submitted all quality data required under the ORYX Core Measure Performance Measurement System (“ORYX”) to The Joint

Commission, for all calendar quarters concluded during the last five (5) years, except for any quarter for which the respective reporting deadlines have not yet expired. All such submissions of quality data have been made in accordance in all material respects with applicable reporting deadlines and in the form and manner required by CMS and The Joint Commission, respectively. Except as set forth on Schedule 3.7, the Facilities have not received written notice of any reduction in reimbursement under the Medicare program resulting from their failure to report quality data to CMS or its agent as required under the HQI Program. Sellers have provided Buyers with the HQI Program “validation results” for all calendar quarters concluded during the last five (5) years, except for any quarter for which the respective reporting deadlines have not yet expired.

3.8 Regulatory Compliance.

(a) Except as set forth on Schedule 3.8 hereto, Sellers are, and during the past six (6) years have been, in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Facilities and the operations of the Facilities. As used herein, “Government Entity” means any government or any branch, agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, fiscal intermediary, carrier, or other instrumentality of any government, whether federal, state or local, or any entity that contracts with a government entity to administer or assist with the administration of a government program (including, without limitation, any Medicare or Medicaid administrative contractor) or any arbitrator with authority to bind a party at law. Sellers and each Facility have timely and accurately filed all reports, data, and other information required to be filed with the Government Entities. None of Sellers nor any Facilities, nor any of their respective employees, officers, directors, or agents has committed a material violation of federal or state laws regulating fraud, waste, and abuse, including but not limited to the federal Anti-Kickback Law, the Stark Law, and the False Claims Act, or similar state laws. Sellers’ contracts and/or other financial arrangements with physicians are in compliance in all material respects with the Anti-Kickback Law, the Stark Law, and all applicable state corporate practice of medicine and fee-splitting laws and regulations.

(b) Neither any Seller nor any employee, agent or contractor of a Seller in their capacity as such or otherwise relating to a Seller or the Facilities, has offered, paid, solicited or received any remuneration, kickback, bribe or rebate to or from any Person in exchange for business or payments from or to any such Person in violation of applicable law. All contracts or other formal or informal arrangements, including the terms, methodology, amount and payment of any compensation, benefits or other remuneration provided, paid or made available thereto (directly or indirectly), between a Seller and any referral source or other Person in a position to make or influence referrals or to otherwise generate business for any Seller, is and has been in compliance in all material respects with applicable health care laws.

(c) An Affiliate of Sellers has received written confirmation from the OIG with respect to that certain Corporate Integrity Agreement dated July 28, 2014, between the OIG and Community Health Systems, Inc., as amended and extended effective September 21, 2018, acknowledging that such Corporate Integrity Agreement is no longer in force or effect and which Corporate Integrity Agreement continues to no longer be in force or effect.

3.9 Equipment. Sellers have delivered to Buyers a schedule as of the Balance Sheet Date which takes into consideration all the material equipment associated with, or constituting any part of, the Facilities and the Assets.

3.10 Real Property. Sellers own good and indefeasible fee simple and/or good and valid leasehold title, as the case may be, to the Real Property, subject to the Permitted Encumbrances. The Real Property will be conveyed to Buyers free and clear of any and all Liens except (i) any lien for taxes not yet due and payable, (ii) any lease obligations under the Contracts assumed by Buyers, (iii) easements, restrictions and other matters of record, so long as such matters do not, collectively or individually, materially interfere with the operations of the Hospital in a manner consistent with the current use by Sellers, (iv) zoning regulations and other governmental laws, rules, regulations, codes, orders and directives affecting the Real Property, (v) unrecorded easements, discrepancies, boundary line disputes, overlaps, encroachments and other matters that would be revealed by an accurate survey or inspection of the Real Property, so long as such matters do not, collectively or individually, materially interfere with the operations of the Hospital in a manner consistent with the current use by Sellers, (vi) any encumbrances or defects that do not materially interfere with the operations of the Hospital and other Facilities in a manner consistent with the current use by Sellers, (vii) any Liens arising under the Contracts assumed by Buyers, (viii) the matters described on Schedule 3.10, and (ix) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”). With respect to the Real Property:

(a) Except as set forth in Schedule 3.10(a), no Seller has received during the past three (3) years written notice from any Government Entity of a material violation of any applicable ordinance or other law, order or regulation with respect to the Owned Real Property, which violation has not been corrected;

(b) Except as set forth in Schedule 3.10(b), to the knowledge of Sellers, the Owned Real Property and its operation are in material compliance with all applicable zoning ordinances or is considered legally non-conforming or “grandfathered” thereunder;

(c) Except for the Permitted Encumbrances, there are no tenants or other Persons or entities occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.10(c), and no tenants have paid rent in advance for more than one month and no improvement credit or other tenant allowance of any nature is owed by Sellers to any tenant pursuant to such tenant leases, nor is any landlord improvement work required to be completed by Sellers pursuant to such tenant leases, in each case, except as disclosed in Schedule 3.10(c);

(d) Attached to Schedule 3.10(d) is a “rent roll” which sets forth for those leases where a Seller is landlord (i) the names of then current tenants; (ii) the rental payments for the then current month under each of the leases; and (iii) the security deposits held by Sellers for each tenant listed on the rent roll;

(e) Except as set forth on Schedule 3.10(e), no Seller has received during the past five (5) years any written notice from any Government Entity of any (i) existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of any material portion of the Owned Real Property or that would materially and adversely affect the current use of any part of the Owned Real Property, (ii) public improvements that are required to be made and which have not heretofore been assessed against the Owned Real Property, or (iii) pending or threatened special, general or other assessments against or affecting any of the Owned Real Property (other than municipal or county-wide assessments in the ordinary course) which have not heretofore been assessed;

(f) Except as set forth on Schedule 3.10(f), to Sellers’ knowledge, all permanent certificates of occupancy and all other material licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Entities having jurisdiction for the current use of the Owned Real Property by Sellers have been issued for the Owned Real Property, have been paid for and are in full force and effect (excluding any licenses, permits, authorizations, consents, certifications and approvals which are required to operate the businesses owned or operated by Sellers);

(g) Schedule 3.10(g) sets forth an accurate and complete list of all written and oral leases, subleases, licenses or other rental agreements that grant or will grant to any Seller as lessee, sublessee or licensee thereunder a possessory interest in and to any space in the Leased Real Property necessary for the operation of the Facilities as currently conducted, including any ground leases and any leases for parking (collectively, the “Operating Leases”). Sellers have delivered or otherwise made available to Buyers materially complete, correct and current copies of all Operating Leases. Except as set forth on Schedule 3.10(g), there are no Seller Guaranties with respect to the Operating Leases and the Operating Leases are assignable by the applicable Seller to the applicable Buyer, subject to obtaining any required consents to such assignment. The Operating Leases have not been modified, amended or assigned by Sellers, except as set forth on Schedule 3.10(g), are legally valid, binding and enforceable against the applicable Seller and, to Sellers’ knowledge, all other parties thereto in accordance with their respective terms and are in full force and effect. Except as set forth on Schedule 3.10(g), there are no material defaults by Sellers or, to Sellers’ knowledge, any other party under any of the Operating Leases, and, to the knowledge of Sellers, no event has occurred which with the giving of notice or passage of time, or both, would constitute a material default under any of the Operating Leases;

(h) Except as set forth on Schedule 3.10(h), no Seller is a party to or subject to any Tax abatement or payment-in-lieu of taxes agreement relating to the Owned Real Property nor are there any outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Owned Real Property may be subject following the Closing; and

(i) The Real Property comprises all of the real property owned or leased or otherwise used or occupied by Sellers that is associated with or employed in the operation of the Facilities.

3.11 Title to Other Assets. As of the Closing, Sellers shall own and hold good and valid title or leasehold interests, as the case may be, to all of the tangible Assets other than the Real Property, and at the Closing, Sellers will assign and convey to Buyers such title or leasehold interests, as the case may be, to all of such Assets, free and clear of any and all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, deeds of trust, easements, hypothecations, title retention agreements, indentures, security agreements, transfer restrictions or other similar encumbrances of any kind (collectively, “Liens”) other than the Permitted Encumbrances, the Assumed Liabilities.

3.12 Employee Benefit Plans.

(a) Schedule 3.12 sets forth a true, complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, welfare plan or employment, change in control, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), which is currently or has been sponsored, maintained or contributed to, for, or on behalf of any current or former employees, individual independent contractors, or individual consultants (or any of their dependents) of Sellers or pursuant to which Sellers have any liability, contingent or otherwise, or obligation. With respect to each Benefit Plan, Sellers have provided to Buyers accurate and complete copies of the following, to the extent applicable: (i) the summary plan description and all summaries of material modification thereto, (ii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service, (iii) where the Benefit Plan has been reduced to writing, the plan document together with all amendments, and (iv) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms.

(b) (i) Each of the Benefit Plans is and has been maintained and administered in all material respects in compliance with its terms and applicable legal requirements (including but not limited to ERISA or the tax qualification requirements of Code Section 401(a)), (ii) there have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans that could subject Buyers to any liability, (iii) each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter, and (iv) no event has occurred which could cause any of the Benefit Plans intended to be qualified under Section 401(a) of the Code to become disqualified or fail to comply with the applicable requirements of Section 401(a) of the Code, or cause any trust related thereto to fail to be exempt from tax under Section 501(a) of the Code, or that would otherwise cause a distribution therefrom that is otherwise eligible for rollover treatment under Section 408 of the Code to be ineligible to be rolled into an individual retirement account or a plan that is qualified under Section 401(a) of the Code. Buyers will not have any liability under any of the Benefit Plans.

(c) Except as set forth on Schedule 3.12, for the past six (6) years, no Seller, nor any ERISA Affiliate of Sellers or Sellers’ sponsors, has maintained, contributed to, or been required to contribute to an employee benefit plan that is (i) a “multiemployer plan,” as such term is defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a defined benefit pension plan (as defined in Section 3(35) of ERISA) that is or was at any time subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (iv) a multiple employer plan as defined in Section 413(c) of the Code. “ERISA Affiliate” shall mean any entity that at any relevant time would be treated as a single employer with any Seller or any of their subsidiaries, under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14), (b)(1) of ERISA.

(d) None of the Benefit Plans listed on Schedule 3.12 that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980(B)(g) of the Code and Section 607 of ERISA.

(e) Except as set forth in Schedule 3.12, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, individual independent contractor or individual consultant of the Sellers to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(f) Each Benefit Plan that is subject to Section 409A of the Code has at all times been in operational and documentary compliance with the requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and regulations) thereunder.

3.13 Litigation or Proceedings. Sellers have delivered to Buyers an accurate and complete list and summary description (as set forth on Schedule 3.13) of all currently pending or threatened (in writing) litigation or legal proceedings with respect to Sellers, Sellers’ Affiliates (with respect to the Facilities), the Facilities, and the Assets. Except to the extent set forth on Schedule 3.13, there are no claims, actions, suits, proceedings, or investigations pending, or to the knowledge of Sellers, threatened, against Sellers, the Facilities or the Assets (or against Sellers or any of their other Affiliates and relating, in whole or in part, to the Facilities or the Assets) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Sellers, Sellers’ Affiliates, or the Facilities affecting the Assets or the Assumed Liabilities under any federal, state or local law.

3.14 Environmental Laws. Except as set forth on Schedule 3.14 hereto, to the knowledge of Sellers (i) the Owned Real Property is not subject to any material environmental hazards, risks, or liabilities, (ii) Sellers are not in violation of any federal, state or local statutes, regulations, permits, directives laws, or orders pertaining to the protection of human health or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), the Clean Water Act (“CWA”), the Clean Air Act (“CAA”), the Emergency Planning and Community Right to Know Act (“EPCRA”), the Toxic Substances Control Act (“TSCA”), and the Occupational

Safety and Health Act (“OSHA”), and (iii) no Seller has received any written notice alleging or asserting either a violation of any Environmental Law or an obligation to investigate, assess, remove, or remediate the Owned Real Property, under or pursuant to any Environmental Law, or any related claim. No “Hazardous Substances” (which for purposes of this Section 3.14 shall mean and include polychlorinated biphenyls, per-and polyfluoroalkyl substances, asbestos, and any substances, materials, constituents, wastes, or other elements which are included under or regulated by any Environmental Law, including, without limitation, CERCLA, RCRA, the CWA, the CAA, EPCRA, TSCA, and OSHA) have been disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Owned Real Property (including groundwater) by Sellers, or to Sellers’ knowledge, any third party, in violation of or which could give liability under any applicable Environmental Law. No Seller, nor to Sellers’ knowledge, any prior owners, operators or occupants of the Owned Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Owned Real Property in a manner which is in violation of or which could give liability under any Environmental Law, and Sellers have complied with all Environmental Laws applicable to any part of the Owned Real Property or operations related thereto. Notwithstanding anything contained herein to the contrary, this Section 3.14 contains the exclusive representations and warranties of Sellers with respect to human health and environmental matters.

3.15 Taxes. Except as set forth on Schedule 3.15, each Seller has timely filed all federal, state and local Tax Returns required to be filed by it (all of which are true, correct and complete in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are owed by it (whether or not shown on any Tax Return) to the appropriate tax authorities. Except as set forth on Schedule 3.15, no Seller is the beneficiary of any extension of time within which to file a Tax Return. Except as set forth on Schedule 3.15, no deficiencies for any Taxes of any Seller have been threatened in writing, and no audit or other administrative proceedings or court proceedings with respect to Taxes is currently pending or underway or, to the knowledge of Sellers, threatened. Except as set forth on Schedule 3.15, there are no outstanding agreements by any Seller for the extension of time for the assessment of any Taxes. There are no Liens for Taxes on any of the Assets (other than Liens for taxes not yet due and payable) and no basis exists for the imposition of any such Liens. No claim has been made by an authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of any Seller either (a) claimed or raised by a tax authority in writing or (b) as to which any of the directors and officers of any Seller, as applicable, has knowledge. No Seller has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b). Except as set forth on Schedule 3.15, no Seller has entered into any Tax sharing, Tax allocation or similar agreements entered into for the principal purpose of apportioning or allocating Tax liabilities, with any Partial Subsidiary or any entity in which any Partial Subsidiary owns a direct or indirect ownership interest, excluding for purposes of this sentence any commercial agreements with third parties the principal purpose of which is not Taxes.

As used herein this Agreement, “Tax” or “Taxes” means (i) any federal, state, local or foreign income, net income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat, abandoned property, unclaimed property, ad valorem, property, license, lease, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, relating to the Assets, the Facilities or the operation of the Facilities, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person; (ii) any liability for payment of amounts described in clause (i) as a result of transferee liability or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other express or implied agreement to indemnify any other Person. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.16 Employee Relations.

(a) Except as set forth on Schedule 3.16(a), all employees of the Facilities are employees of Sellers. Except as set forth on Schedule 3.16(a), during the past three (3) years, each individual performing services for any of the Facilities who has been classified as an independent contractor or any other non-employee category has been correctly so classified, and neither Sellers nor any of the Facilities have received, in writing, a claim or threatened claim that an employer-employee relationship exists as to any such individual. To Sellers’ knowledge, there is no threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities. Except as set forth on Schedule 3.16(a), no collective bargaining agreement exists or is currently being negotiated by Sellers, no written demand has been received for recognition by a labor organization by or with respect to any employees of Sellers, no union organizing activities by or with respect to any employees of Sellers are, to the knowledge of Sellers, taking place, and none of the employees of Sellers is represented by any labor union or organization. There is no pending or threatened (in writing) unfair practice claim against Sellers before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Facilities, and none has occurred within the last three (3) years.

(b) Except as set forth in Schedule 3.16(b), Sellers are, and for the past three (3) years have been, in compliance in all material respects with all legal requirements relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of employment, social security, and similar taxes, occupational safety and health, and plant closing. Each current employee of Sellers, and each employee terminated within the past three (3) years, has completed, and Sellers have retained, an Immigration and Naturalization Service Form I-9, to the extent required by applicable rules and regulations. No Seller is liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth on Schedule 3.16(b), there are no pending or, to the knowledge of Sellers, threatened claims before the Wage and Hour Division of the U.S. Department of Labor (or any comparable state agency or commission), the Office of Federal Contract Compliance Programs, or the Equal Employment Opportunity Commission (or any comparable state civil or human rights commission or other entity), complaints before the Occupational Safety and Health Administration (or any comparable state safety or health administration or other entity), with respect to wage and hour or discrimination claims, or the like.

(c) Schedule 3.16(c) states or will state the number of employees terminated by each Seller within ninety (90) days prior to the Closing Date, laid off by each Seller within the six (6) months prior to the Closing Date, or whose hours of work have been reduced by more than fifty percent (50%) by a Seller in the six (6) months prior to the Closing Date, and contains a complete and accurate and complete list of the following information for such employees: (i) the date of termination, layoff, or reduction in work hours; (ii) the reason for termination, layoff, or reduction in work hours; and (iii) the location to which the employee was assigned. In relation to the foregoing, except as set forth in Schedule 3.16(c), no Seller has violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirements.

(d) All necessary visa or work authorization petitions required to be filed by Sellers have been timely and properly filed on behalf of any employees of Sellers requiring a visa stamp, I-9 status document, employment authorization document, or any other immigration document to legally work for the Facilities in the United States and all paperwork retention requirements with respect to such applications and petitions have been met. No current employee of any Sellers worked for such Sellers without employment authorization from the Department of Homeland Security or any other government agency that must authorize such employment. I-9 Forms have been timely and properly completed by Sellers for all current employees of the Sellers. I-9 Forms have been lawfully retained and re-verified by Sellers. Except as set forth on Schedule 3.16(d), there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, or to Sellers’ knowledge, governmental investigations or inquiries pending or threatened against any Sellers relating to Sellers’ compliance with immigration laws. Except as set forth on Schedule 3.16(d), there have been no letters received by any Seller from the Social Security Administration (“SSA”) regarding the failure of such Sellers employee’s Social Security number to match their name in the SSA database.

(e) Except as set forth on Schedule 3.16(e), no key employee (e.g., such as the CEO, COO, CFO, CNO, or other officer) of Sellers has given written notice to any Seller that any such employee intends to terminate his or her employment with the Sellers. Except as set forth on Schedule 3.16(e), no employed physician nor group of employed physicians of the Facilities has given written notice to any Seller that any such employee or group intends to terminate his, her, or their employment with any Seller.

3.17 The Contracts. Sellers have made available to Buyers true, correct, and materially complete copies of the Contracts other than the Immaterial Contracts (the “Material Contracts”), and have given, and will give, the agents, employees and representatives of Buyers access to the originals of the Contracts to the extent originals are available. “Immaterial Contracts” are commitments, contracts, leases and agreements which individually involve future payments to or by any Seller of any amount or value less than Fifty Thousand Dollars ($50,000) on an annual basis, or that are not (directly or indirectly) with physicians, immediate family members of physicians, referral sources or referral recipients. Sellers represent and warrant with respect to the Contracts that:

(a) The Material Contracts constitute legal, valid and binding obligations of Sellers and, to the knowledge of Sellers, the other parties with respect thereto, and are enforceable against Sellers and, to the knowledge of Sellers, the other parties with respect thereto in accordance with their terms;

(b) Each Material Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;

(c) Assuming the receipt of any consents required in connection with the assignment of the Contracts, all obligations required to be performed by Sellers and, to the knowledge of Sellers, the other parties with respect thereto prior to the date hereof under the terms of the Contracts have been performed, and no acts or omissions by Sellers and, to the knowledge of Sellers, the other parties with respect thereto have occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by Sellers and, to the knowledge of Sellers, the other parties with respect thereto under the Material Contracts;

(d) Except as expressly set forth on Schedule 1.1(g), none of the Material Contracts requires consent to the assignment and assumption of such Contracts by Buyers, and Sellers will use commercially reasonable efforts to obtain any required consents prior to the Closing;

(e) Except as expressly set forth on Schedule 1.1(g), the assignment of the Material Contracts to and assumption of such Material Contracts by Buyers will not result in any penalty or premium, or variation of the rights, remedies, benefits or obligations of any party thereunder;

(f) Except as set forth on Schedule 1.1(g), no Contract is subject to a Seller Guaranty (as hereinafter defined); and

(g) Schedule 3.17 sets forth a list of each Contract with any physician (as such term is defined in 42 C.F.R. § 411.351), group of physicians, or entity that is owned or controlled by one or more physicians.

3.18 Supplies. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and salable in the ordinary course of business of the Facilities. Obsolete items have been written off the Financial Statements. The inventory levels are based on past practices during normal operations of Sellers at the Facilities during the previous twelve (12) month period.

3.19 Insurance. Sellers maintain insurance policies (or self-insurance) covering the ownership and operation of the Facilities and the Assets with reputable insurers and in reasonable and customary amounts for the industry in which the Facilities and Assets operate. Sellers have delivered to Buyers an accurate and materially complete schedule (Schedule 3.19) listing the current insurance policies covering the ownership and operations of the Facilities and the Assets, which Schedule reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. Sellers have given in a timely manner to their insurers all notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. Sellers have not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and, to Sellers’ knowledge, no such cancellation or amendment is threatened or (b) failed to give any written notice or present any claim which is still outstanding under any of such policies with respect to the Facilities or any of the Assets.

3.20 Third Party Payor Cost Reports. Each Seller has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified on Schedule 3.20. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and neither the Facilities nor Sellers have received reimbursement in any amount in excess of the amounts provided by law or any applicable agreement. Schedule 3.20 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved inquiries, claims or disputes in respect of such cost reports. Sellers have established adequate reserves to cover any potential reimbursement liabilities that Sellers may have under such cost reports and such reserves are set forth in Sellers’ Financial Statements.

3.21 Medical Staff Matters. Sellers have provided to Buyers true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Hospital, as well as a list of all current members of the medical staff of the Hospital. Except as set forth on Schedule 3.21 hereto, (i) there are no adverse actions with respect to any medical staff members or any applicant thereto for which a medical staff member or applicant has requested a judicial review hearing which has not been scheduled or has been scheduled but has not been completed; (ii) there are no pending or, to the knowledge of Sellers, threatened disputes with applicants, staff members, or health professional affiliates; and (iii) all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

3.22 Condition of Assets. The Assets and the Excluded Assets constitute all of the assets that are held or used by Sellers and, except for the computer systems and other property that are located at the offices of CHS and certain of its Affiliates (other than Sellers) and used to provide certain back-office and administrative services for the Facilities, necessary for the conduct of the business and operations of the Facilities in substantially the same manner as currently conducted. Other than with respect to the representations and warranties herein provided (and the Deeds delivered in connection with the Closing), Sellers shall transfer the Assets to Buyers and Buyers shall accept the Assets from Sellers AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLERS HEREBY DISCLAIM. Sellers further explicitly do not represent that the Facilities are in compliance with the Americans with Disabilities Act. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date.

3.23 Experimental Procedures. Sellers have not performed or permitted the performance of any experimental or research procedures or studies involving patients of the Hospital not authorized and conducted in accordance with applicable law and the procedures of the Institutional Review Board of the Hospital.

3.24 Intellectual Property.

(a) Schedule 3.24 lists all Intellectual Property currently owned by Sellers and used in connection with the Facilities that is being transferred to Buyer as an Asset, and expressly excludes the Excluded Assets.

(b) Except as set forth on Schedule 3.24, to Sellers’ knowledge, (i) no Seller has received written notice that any proceedings have been instituted or are pending which challenge the validity of the ownership by Sellers of the Intellectual Property, (ii) Sellers have not received any written notice or threat against Sellers challenging the scope, ownership, registrability, enforceability, validity or use of the Intellectual Property, (iii) Sellers have no knowledge of the use or the infringement of the Intellectual Property by any other Person, (iv) Sellers own (or possess enforceable licenses or other rights to use) all the Intellectual Property, (v) there are no material restrictions on the use, transfer, license or disclosure of the Intellectual Property, and (vi) no Person or organization is misappropriating, infringing, diluting (with respect to trademarks) or otherwise violating Sellers’ rights in the Intellectual Property.

3.25 Compliance Program. Sellers and the Facilities maintain and adhere to, in all material respects, a written compliance program in compliance with all healthcare laws and ethical standards applicable to the Facilities, and appropriate training and education programs are in place consistent with compliance program guidelines. Sellers and the Facilities have conducted their operations in all material respects in accordance with their respective compliance programs. Schedule 3.25 includes a description of each open complaint submitted using the compliance “hotline” or any other means, and each audit and investigation conducted by Sellers pursuant to their compliance programs during the last three (3) years relating to material healthcare regulatory issues involving Sellers. For purposes of this Agreement, the term “compliance program” refers to compliance programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

3.26 Partial Subsidiaries.

(a) For purposes of this Agreement, the term “Partial Subsidiaries” means any and all corporations, partnerships and limited liability companies in which any Seller owns or holds common stock, partnership interests or membership interests amounting to less than one hundred percent (100%) of the total outstanding common stock, partnership interests or membership interests of such entity.

(b) Schedule 3.26 sets forth for each Partial Subsidiary: (1) its name and jurisdiction of incorporation or organization; (2) the Ownership Interest held by the appropriate Seller and which will be assigned to the appropriate Buyer; (3) its directors and officers, general partners or managers, as the case may be; and (4) its U.S. federal income tax classification.

(c) Sellers have delivered to Buyers accurate and complete copies, as applicable, of the articles of incorporation, charter, bylaws, operating agreement, partnership agreement, or shareholders or membership agreement, as amended to date, of each Partial Subsidiary.

(d) The appropriate Seller has title to the Ownership Interest of the respective Partial Subsidiaries. Except as set forth on Schedule 3.26, Sellers have the right to sell, assign, transfer and deliver the same to Buyers, free and clear of all claims, security interests, Liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind, except those arising under applicable federal or state securities laws.

3.27 Certificates of Need. Except as set forth on Schedule 3.27 hereto, no application for any Certificate of Need, Exemption Certificate (each as defined below) or declaratory ruling has been made by any Seller with the Tennessee Health Facilities Commission (“THFC”) or other applicable agency which is currently pending or open before such agency, and no such application (collectively, the “Applications”) filed by any Seller within the past three (3) years has been ultimately denied by any commission, board or agency or withdrawn by such Seller. Sellers have not prepared, filed, supported or presented opposition to any Applications filed by another hospital or health agency within the past three (3) years. Except as set forth on Schedule 3.27 hereto, Sellers have neither any Applications pending nor any approved Applications which relate to projects not yet completed. As used herein, “Certificate of Need” means a written statement issued by THFC (or any predecessor agency) evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or hospice, and “Exemption Certificate” means a written statement from THFC (or any predecessor agency) stating that a health care project is not subject to the Certificate of Need requirements under applicable state law.

3.28 Data Handling Matters.

(a) Except as set forth on Schedule 3.28(a), the Data Handling practices by Sellers and with respect to the Facilities are, and for the past six (6) years have been, in compliance in all material respects with all applicable Privacy Laws, Privacy Policies, terms of use, and contracts (collectively, “Privacy and Data Handling Requirements”) applicable to Sellers and the Facilities and, in the last six (6) years, there have not been any Security Breaches or audits, proceedings or investigations conducted, claims asserted, or written or oral notice or complaint by or from any other Person (including any Government Entity) regarding the collection or use of or any other Data Handling with respect to any Sensitive Data in connection with the Facilities’ business or Sellers’ or any of their agents’, business associates’ or subcontractors’ compliance with any Privacy and Data Handling Requirements, and to the knowledge of Sellers, no such claim is pending or has been threatened.

(i) “Data Handling” means, any operation or set of operations which is performed on data, including Sensitive Data, including the collection, receipt, storage, processing, use, transmission, disclosure, securing of, or other activity related to Sensitive Data.

(ii) “HIPAA” means Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act of 2009, and any rules, regulations, and guidance promulgated thereunder, as each may be amended from time to time, as well as any corresponding state laws or regulations governing the privacy of individually identifiable information and the security of such information.

(iii) “Privacy Laws” means all applicable laws and industry self-regulatory programs concerning Sensitive Data or any Data Handling, including: HIPAA; state consumer protection, data security, and breach notification laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act and the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 and their state law equivalents; the Fair Credit Reporting Act, and its state law equivalents; the Payment Card Industry Data Security Standard and related card brand rules (“PCI DSS”); and implementing regulations concerning all such laws.

(iv) “Privacy Policies” means each then-current external or internal policy, notice and/or statement relating to Sensitive Data, including those previously or currently published on any of Sellers’ websites or mobile applications or otherwise made available by any of Sellers.

(v) “Sensitive Data” means: (A) any data that identifies, relates to, describes, is capable of being associated with, or could be reasonably linked to, alone or in combination with other data, allow the identification of any individual; (B) any data that is governed, regulated or protected by one or more Privacy Laws, including “personal information,” “personally identifiable information,” “protected health information”, “personal data,” and similar terms as defined by Privacy Laws; (C) information required by any applicable law or industry standard or requirement to be encrypted, masked or otherwise protected from disclosure, including “cardholder data” and “sensitive authentication data” as defined by the PCI DSS; (D) government identifiers, such as social security or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (E) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data; (F) names, email addresses, passwords, or other credentials for accessing an individual’s account; and (G) any other sensitive information regarding an individual or their employment, family, health or financial status, such as salary, benefits, marital status, geo location data, and DNA information.

(vi) “Security Breach” means any (A) “breach” of “unsecured protected health information” (as such terms are defined by HIPAA); (B) material Security Incident (as defined by HIPAA); (C) material unauthorized “use” or “disclosure” of “protected health information” (as such terms are defined by HIPAA); or (D) “breach,” “breach of security,” “breach of system security,” or similar event as defined under an applicable Privacy and Data Handling Requirement, including any such incident that would require a Seller to notify any Person.

(b) Sellers and the Facilities maintain policies, procedures and practices governing Sensitive Data and Data Handling that have been and are commercially reasonable, in compliance in all material respects with all Privacy and Data Handling Requirements, and regularly and consistently followed in all material respects in the conduct of the business of the

Facilities, and on which Sellers conduct training and monitor compliance therewith. All of Sellers’ and the Facilities’ workforce (as such term is defined in 45 C.F.R. § 160.103) have received training with respect to compliance with HIPAA. To the knowledge of Sellers, Sensitive Data has been, and is, collected, stored, processed, used, transmitted, disclosed, and otherwise subject to Data Handling by the Facilities as, and have not been, and are not, maintained by the Facilities for longer than is, required and/or permitted, by applicable laws and contracts or is otherwise reasonable. To the knowledge of Sellers, Sensitive Data is not transmitted or otherwise provided to any other Person by, or on behalf of, Sellers or the Facilities except by a secure, encrypted means and subject to obligations of confidentiality and a requirement that the recipient treat any such Sensitive Data securely and as required by applicable Privacy and Data Handling Requirements.

(c) Except as set forth on Schedule 3.28(c), during the past six (6) years, (i) no Sensitive Data handled by or on behalf of Sellers or the Facilities has been lost, inappropriately accessed, misappropriated, or misused or in any manner that is in violation of any applicable Privacy and Data Handling Requirement, (ii) there have been no breaches in the security of any of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned leased or licensed by any Seller, and (iii) there have been no violations of any Privacy and Data Handling Requirement or other policy or applicable laws, or contracts, regarding Data Handling or Sensitive Data or information used by or on behalf any Seller or Facility.

(d) Sellers and each subcontractor of Sellers have, to the extent required by HIPAA and other applicable Privacy Laws, undertaken surveys, audits, inventories, reviews, analyses and/or risk assessments and addressed any known deficiencies identified thereby and provided training with respect to compliance with HIPAA to its “workforce” (as defined in HIPAA) for the past six (6) years. Sellers and the Facilities have entered into business associate agreements with all third parties acting as business associate as defined in 45 C.F.R. § 160.103. Except as set forth on Schedule 3.28(d), Sellers have not, within the past six (6) years, materially breached any such “business associate agreement” and, to the knowledge of Sellers, no “business associate” (as defined by HIPAA) has materially breached a “business associate agreement” with a Seller. Except as set forth on Schedule 3.28(d), no Seller or Facility has, within the past six (6) years, received notice of any alleged violation of, and, to the knowledge of Sellers, none of Sellers or the Facilities is under investigation (other than customary investigations in the ordinary course) by any Government Entity for, a violation of HIPAA or any other Privacy Law, including receiving any notices from the United States Department of Health and Human Services Office for Civil Rights, FTC or Justice Department relating to any such violations. Sellers have made available to Buyers accurate and materially complete copies of any written complaint(s) delivered to Sellers or the Facilities during the past six (6) years alleging a violation of HIPAA or other Privacy Laws.

(e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case on the part of Sellers, will not violate any Privacy and Data Handling Requirements or result in or give rise to any right of termination or other right to impair or limit Sellers’ rights to own, use, or disclose any Sensitive Data used in or necessary for the operation of the business of the Facilities as currently conducted.

3.29 Coronavirus Funds. Sellers did not receive any funds under the Paycheck Protection Program (pursuant to the CARES Act). All funds received by Sellers or the Facilities under the CMS Accelerated and Advance Payment Program in response to the Coronavirus pandemic have been repaid by Sellers or the Facilities.

3.30 Affiliate Contracts. Except as set forth on Schedule 3.30, there are no Contracts between any Seller or any Affiliate of any Seller, on the one hand, and any Seller or Partial Subsidiary, on the other hand, related to the Facilities, the Assets or the Assumed Liabilities that are material to any such Assets or Assumed Liabilities or the Facilities.

4. REPRESENTATIONS AND WARRANTIES OF BUYERS. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyers represent and warrant to Sellers the following:

4.1 Existence and Capacity. Each Buyer is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Tennessee . Each Buyer has the requisite power and authority to conduct its business as now being conducted. HHCS is a nonprofit corporation, duly organized and validly existing in good standing under the laws of the State of Georgia. HHCS has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted.

4.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by each Buyer and HHCS and all other agreements referenced herein, or ancillary hereto, to such Buyer or HHCS is a party, and the consummation by each Buyer and HHCS of the transactions contemplated by this Agreement and the documents described herein, as applicable:

(a) are within its corporate powers or limited liability company, are not in contravention of corporate or limited liability law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate or limited liability company action;

(b) except as contemplated by Sections 6.1 and 6.2, do not require any approval or consent required to be obtained by Buyer of, or filing required to be made by Buyer with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule, or regulation of any Government Entity to which it may be subject; and

(e) will not violate any judgment, decree, writ, or injunction of any court or Government Entity to which it may be subject.

4.3 Binding Agreement. This Agreement and all agreements to which any Buyer or HHCS will become a party pursuant hereto are and will constitute the valid and legally binding obligations of such Buyer or HHCS, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof and thereof.

4.4 Availability of Funds. Buyers have the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds which will be sufficient to enable Buyers to pay the Purchase Price.

5. COVENANTS OF SELLERS PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

5.1 Information. Sellers shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyers full and complete access to and the right to inspect the plants, properties, books, and records of the Facilities, and will allow Buyers reasonable access to the medical staff and personnel of the Facilities to confirm and establish relationships, and will furnish Buyers with such additional financial and operating data and other information as to the business and properties of Sellers which pertains to the Facilities or their operations as Buyers may from time to time reasonably request. Buyers’ right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Facilities. Buyers agree that no inspections shall take place and no employees or other personnel of the Facilities shall be contacted by Buyers without Buyers first providing reasonable notice to Sellers and coordinating such inspection or contact with Sellers. Notwithstanding anything contained herein to the contrary, Buyers may not conduct any invasive environmental, health or safety or property condition investigations of the Real Property, including, without limitation, any sampling or testing of soils, surface water, groundwater, ambient air, or improvements at, on or under the Real Property, without Sellers’ prior written consent and the execution of a mutually acceptable right of entry agreement by the appropriate Buyers. Buyers shall repair all damage to the Real Property resulting from Buyers’ exercise of their rights under this section or caused by Buyers (or any of their agents, employees, contractors or representatives) prior to the Closing. In addition, Buyers shall indemnify, defend and hold harmless Sellers and their Affiliates from and against all claims, demands, actions, lawsuits, liabilities, damages, costs and expenses (including, but not limited to, court costs, litigation expenses and reasonable attorneys’ fees) arising as a result of any acts, negligence or misconduct of Buyers or of their agents, employees, contractors or representatives occurring on or about the Real Property prior to the Closing or any inspections or other activities conducted by or on behalf of Buyers pursuant to this section, except to the extent the same are directly due to the gross negligence or willful misconduct of Sellers. Buyers’ obligations under this Section 5.1 shall survive the termination of this Agreement or the Closing, as applicable.

5.2 Operations. Sellers will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Seller shall:

(a) carry on their business pertaining to the Facilities in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Facilities;

(b) use commercially reasonable efforts to maintain the Facilities and all parts thereof in good operating condition, ordinary wear and tear excepted;

(c) use commercially reasonable efforts to perform all of their obligations under agreements relating to or affecting the Facilities or the Assets;

(d) use commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance pertaining to the Facilities;

(e) use commercially reasonable efforts to maintain and preserve their business organizations intact, retain their present employees at the Facilities and maintain their relationships with physicians, suppliers, customers, and others having business relations with the Facilities;

(f) conduct the business and operations of the Facilities in compliance in all material respects with all legal requirements; and

(g) preserve in good standing all licenses, permits, enrollments, provider agreements, certificates of need, and other governmental approvals necessary to conduct the business of the Facilities.

5.3 Negative Covenants. Sellers shall not, with respect to the business or operation of the Facilities or otherwise regarding the Assets, without the prior written consent of Buyers:

(a) amend, modify, terminate or cancel any of the Contracts, or enter into any material new contract or commitment, except as provided herein or in the ordinary course of business;

(b) increase compensation or benefits payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee at the Facilities, except in the ordinary course of business in accordance with existing personnel policies;

(c) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment except in the normal course of business with comparable replacement thereof when appropriate;

(d) purchase capital assets or incur costs in respect of construction-in-progress in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(e) with respect to any Partial Subsidiary or any direct or indirect subsidiary of a Partial Subsidiary, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, or take any action, omit to take any action or enter into any other transaction that is inconsistent with Tax Returns previously filed by any such Partial Subsidiary or direct or indirect subsidiary thereof and would have the effect of increasing the Tax liability or reducing any Tax asset of Buyers or a Partial Subsidiary or a direct or indirect subsidiary of a Partial Subsidiary in respect of any period after the Effective Time;

(f) create or assume any new Lien upon the Assets or the Real Property that cannot be removed in connection with the Closing;

(g) change or transfer their ownership in any Partial Subsidiary, cause, implement or permit any amendments or modifications to any of the organizational documents of any Partial Subsidiary, or otherwise modify their rights or obligations with respect to any Partial Subsidiary; or

(h) take any material action outside the ordinary course of business of the Facilities, except as may be required in order to consummate the transactions contemplated by this Agreement.

5.4 Governmental Approvals. Sellers shall (i) use commercially reasonable efforts to obtain all governmental authorizations or approvals (or exemptions therefrom) necessary or required to allow Sellers to perform their obligations under this Agreement; and (ii) assist and cooperate with Buyers and their representatives and counsel in obtaining all governmental consents, approvals, and licenses (including by promptly providing information, documentation, or information reasonably requested by Buyers) which Buyers deem necessary or appropriate and in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.

5.5 FTC Notification. Sellers shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission (“FTC”) or the United States Department of Justice (“Justice Department”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests (including, without limitation, attending meetings) by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Sellers agree to promptly furnish to Buyers such information concerning Sellers as Buyers need to perform their obligations under Section 6.2 of this Agreement.

5.6 Additional Financial Information. Within thirty (30) days following the end of each calendar month prior to Closing, Sellers shall deliver to Buyers true and complete copies of the unaudited balance sheets and the related unaudited statements of income of, or relating to, each Seller for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which shall have been prepared from and in accordance with the books and records of Sellers, and shall fairly present in all material respects the financial position and results of operations of Sellers and of the related Facilities as of the date and for the period indicated.

5.7 No-Shop Clause. Sellers agree that, from and after the date of the execution and delivery of this Agreement by Sellers until the termination of this Agreement, Sellers will not and will cause their representatives not to, without the prior written consent of Buyers or except as otherwise permitted by this Agreement: (i) offer for sale or lease all or any of the Assets or any ownership interest (directly or indirectly) in any entity owning any of the Assets, (ii) solicit offers to buy any of the Assets or any ownership interest in any entity owning any of the Assets, (iii) initiate, encourage or provide any documents or information to any third party in connection with, discuss or negotiate with any Person regarding any inquires, proposals or offers relating to any disposition of any of the Assets or a merger or consolidation or similar business combination of any entity owning any of the Assets, or (iv) enter into any agreement or discussions with any party (other than Buyers) with respect to the sale, assignment, or other disposition of all or any of the Assets or any ownership interest in any entity owning any of the Assets or with respect to a merger or consolidation of any entity owning any of the Assets.

5.8 Efforts to Close. Sellers shall use reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Sellers’ action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before July 31, 2024.

5.9 Notification Requirements. Sellers shall give prompt written notice to Buyers of (a) any written notice or other written communication received by any Seller after the date of this Agreement and prior to the Closing which includes any statements or allegations that, if correct, constitute or, with notice or lapse of time or both, would constitute any breach of any of the Fundamental Representations, (b) any event of which any Seller obtains knowledge that constitutes or that would reasonably be expected to constitute a Material Adverse Effect, or (c) any written notice or other written communication received by any Seller from any third party alleging that the consent of such third party is or may be required in connection with the parties’ consummation of the transactions contemplated by this Agreement.

5.10 Employee List. No later than forty-five (45) days prior to Closing, Sellers shall provide to Buyers a true, complete and correct list of all individuals who are employees, independent contractors or consultants of Sellers and the Facilities, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, setting forth for each individual the following: (i) name; (ii) classification as employee, independent contractor or consultant; (iii) if an employee, the individual’s title or position (including whether full or part time, and exempt or non-exempt status); (iv) hire date; (v) current base compensation rate on an annual, monthly, bi-weekly or hourly basis as appropriate to the individual’s status; (vi) commission, bonus or other incentive-based compensation; (vii) the number of such employee’s accrued vacation, sick leave, PTO, and holiday hours; and (viii) a description of the fringe benefits provided to each such individual.

6. COVENANTS OF BUYERS PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyers shall (i) use commercially reasonable efforts to obtain all governmental authorizations or approvals (or exemptions therefrom) necessary or required to allow Buyers to perform their obligations under this Agreement; and (ii) assist and cooperate with Sellers and their representatives and counsel in obtaining all governmental consents, approvals, and licenses (including by promptly providing information, documentation, or information reasonably requested by Sellers) which Sellers deem reasonably necessary or appropriate and in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.

6.2 FTC Notification. Buyers shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyers agree to furnish to Sellers such information concerning Buyers as Sellers need to perform their obligations under Section 5.5 of this Agreement.

6.3 Title Commitment and Survey.

(a) Title Commitment. Sellers have ordered a current title commitment with respect to the Owned Real Property (the “Title Commitment”), from Land Services USA, LLC, as agent for First American Title Insurance Company (the “Title Company”), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance of an owner’s policy of title insurance for the Owned Real Property (the “Title Policy”). Sellers shall promptly upon their receipt provide a copy of the Title Commitment and exception documents to Buyers.

(b) Survey. Within thirty (30) days after the date hereof, Buyers may, at their expense, obtain current as-built surveys of the Owned Real Property (the “Surveys”) or such portions thereof as Buyers elect. Buyers shall promptly upon their receipt furnish a copy of the Surveys to Sellers.

(c) Title Defects and Cure. The Title Commitment and the Surveys (to the extent obtained by Buyers pursuant to Section 6.3(b) above) are collectively referred to as “Title Evidence”. Buyers shall notify Sellers within ten (10) days after their receipt of the last of the Title Evidence of any Liens, claims, encroachments, exceptions or defects disclosed in the Title Evidence which do not constitute Permitted Encumbrances (collectively, the “Objections”). Sellers, at their cost and expense, shall cure the Objections on or before the Closing or Sellers may elect to not cure the Objections and shall give written notice to Buyers within ten (10) business days of their receipt of Buyers’ Objections of their decision, whereupon Buyers may waive such Objections and close or may terminate this Agreement, which election shall be made by written notice to Sellers within ten (10) days of Buyers’ receipt of Sellers’ written notice. If Sellers fail to timely give such notice, Sellers shall be deemed to have elected not to cure the Objections, whereupon Buyers may waive such objections and close or may terminate this Agreement, which election by Buyers shall be made by written notice to Sellers within twenty (20) days following Sellers’ receipt of Buyers’ written notice of the Objections. Upon termination of this Agreement under the terms of this Section 6.3(c), no party to this Agreement shall have any further claims under this Agreement against any other party, except for matters that expressly survive termination of this Agreement. Any matters shown by the Title Evidence to which Buyers do not object or which are waived by Buyers as herein provided shall be deemed to be Permitted Encumbrances. Notwithstanding anything contained in this Section 6.3(c) to the contrary, at the Closing, Sellers shall cause all mortgages, deeds of trust, financing statements and other similar Liens encumbering Sellers’ fee interest in the Owned Real Property, and arising by, through or under Sellers, or any of their Affiliates, to be released (other than Liens for taxes not yet due and payable and any mechanic’s or materialmen’s Liens relating to the Assumed Liabilities).

(d) Costs. Section 12.9 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Surveys.

6.4 Efforts to Close. Buyers shall use reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyers’ action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before July 31, 2024.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERs. Notwithstanding anything herein to the contrary, the obligations of Buyers to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyers at the Closing:

7.1 Representations/Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates), except to the extent that the failure of any such representations and warranties to be true and correct would not, or would not be reasonably likely to, in the aggregate, have a Material Adverse Effect. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Sellers on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Buyers when so required, including those set forth on Schedule 7.2, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date, and the waiting period applicable to the transaction under the HSR Act shall have expired or have been terminated without conditions.

7.3 Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policy (or marked Title Commitment containing no additional exceptions to title to the Owned Real Property) to Buyers. The Title Policy shall be issued, at Buyers’ expense, on an ALTA Form 2006 Owner’s Title Policy in an amount equal to the portion of the Purchase Price being allocated to the Owned Real Property and shall insure to Buyers fee title to the Owned Real Property subject only to the Permitted Encumbrances and the standard exceptions contained in an owner’s title policy prescribed for use in the State of Tennessee, (i) with the standard exception as to taxes and assessments limited to taxes and assessments for the current and subsequent years, not yet due and payable, (ii) with the standard exception as to facts, rights, interests, or claims which are not shown by the public records deleted, and with the standard exception as to encroachments, encumbrances, violations, variations or adverse circumstances that would be disclosed by an accurate and complete land survey modified to except matters shown on the Surveys (in each case, only to the extent that the Surveys are sufficient for the Title Company to delete and/or modify the same), (iii) with the standard exception as to Liens, or any right to Liens, for services, labor or materials furnished to the Owned Real Property deleted (other than any such Liens or rights relating to Assumed Liabilities), and (iv) with the standard exception for rights or claims of parties in possession limited to rights of tenants under recorded or unrecorded leases included in the Contracts.

7.4 Actions/Proceedings. No law shall have been enacted or action or proceeding before a court or any other Government Entity shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Government Entity shall have taken any other action or made any request of any party hereto as a result of which Buyers reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

7.5 Insolvency. Sellers shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing their inability to pay their debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller.

7.6 No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change or development that has had, or would be reasonably expected to have, a Material Adverse Effect.

7.7 Material Consents. Buyers shall have obtained all consents, agreements and amendments of, by or with third parties that are material to the consummation of the transactions contemplated in this Agreement (collectively, the “Material Consents”) as specified in Schedule 7.7. The Material Consents shall be in form and substance reasonably satisfactory to Buyers. Buyers shall cooperate in the assumption of the Contracts.

7.8 Vesting/Recordation. Sellers shall have furnished to Buyers, in form and substance reasonably satisfactory to Buyers, assignments or other instruments of transfer necessary or appropriate to transfer to and effectively vest in Buyers all right, title, and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.

7.9 Closing Deliveries. Sellers shall have delivered to Buyers, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Sellers to Buyers pursuant to Section 2.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. Notwithstanding anything herein to the contrary, the obligations of Sellers to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Sellers at the Closing:

8.1 Representations/Warranties. The representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct in all material respects on and as of such dates). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyers on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.2 Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Sellers when so required, including those set forth on Schedule 7.2 except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.

8.3 Actions/Proceedings. No law shall have been enacted or action or proceeding before a court or any other Government Entity or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Government Entity or body shall have taken any other action or made any request of any party hereto as a result of which Sellers reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

8.4 Insolvency. Buyers shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing their inability to pay their debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyers.

8.5 Consents to Assignments. Sellers shall have obtained the consents, waivers and estoppel of third parties which are reasonably necessary to complete effectively the transactions contemplated by this Agreement.

8.6 Closing Deliveries. Buyers shall have delivered to Sellers, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyers to Sellers pursuant to Section 2.3.

9. SELLERS’ COVENANT NOT TO COMPETE. Sellers hereby covenant that at all times from the Closing Date until the fourth (4th) anniversary of the Closing Date, Sellers and their Affiliates shall not, directly or indirectly, own, operate, develop, construct, lease, manage, finance, control or otherwise be affiliated with an acute care hospital or ambulatory or other type of surgery center, emergency or outpatient care facility, medical office building or physician practice, or other ancillary healthcare or physician services of the nature provided by the Hospital within a thirty (30)-mile radius of the Hospital’s primary location without Buyers’ or HHCS’s prior written consent (which Buyers may withhold in their sole and absolute discretion). In the event of a breach of this Section 9, Sellers recognize that monetary damages shall be inadequate to compensate Buyers and Buyers shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the reasonable costs (including reasonable attorneys’ fees) of securing such injunction to be borne by Sellers. Nothing contained herein shall be construed as prohibiting Buyers from pursuing any other remedy available to them for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Sellers and their Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Sellers further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyers entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

10. ADDITIONAL AGREEMENTS.

10.1 Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of Assets in accordance with Section 1060 of the Code, in accordance with an allocation mutually agreed upon between the parties prior to the Closing, which allocation shall be attached hereto as Schedule 10.1. The parties agree that any tax returns or other tax information they may file or cause to be filed with any Government Entity shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

10.2 Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual, written consent of Sellers and Buyers; (ii) by Buyers by written notice to Sellers if any event occurs or condition exists which causes Sellers to be unable to satisfy one or more conditions to the obligations of Buyers to consummate the transactions contemplated by this Agreement as set forth in Section 7; (iii) by Sellers by written notice to Buyers if any event occurs or condition exists which causes Buyers to be unable to satisfy one or more conditions to the obligation of Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 8; (iv) by either party if any federal or state agency, including without limitation, the FTC or the Office of the Attorney General and Reporter of the State of Tennessee, continues to investigate the transactions contemplated by this agreement beyond the expiration of the HSR Act’s initial thirty (30)-day waiting period, or has requested, orally or in writing, that the transactions contemplated by this Agreement be delayed or postponed; (v) by Sellers or Buyers if the Closing shall not have taken place on or before 5:00 p.m. Central Time on August 31, 2024 (which date may be extended by mutual agreement of Sellers and Buyers), provided that the right to terminate pursuant to this subsection (vi) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur by such date; (v) by either Sellers or Buyers pursuant to Section 12.1 hereof; or (vii) by Buyers pursuant to Section 6.3 hereof.

10.3 Post-Closing Access to Information. Sellers and Buyers acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party(ies) for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Sellers and Buyers agree that for a period of six (6) years after Closing each will, unless prohibited by law or regulation, make reasonably available to the other’s agents, independent auditors, counsel, and/or Government Entities upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims. Sellers and Buyers shall cause their respective Affiliates to retain their books and records for the periods specified in their respective document retention policies. All reasonable documented out-of-pocket expenses associated with the delivery of the requested documents shall be promptly paid by a requesting party to the other party.

10.4 Preservation and Access to Records After the Closing. After the Closing, Buyers shall, in the ordinary course of business and to the extent required by law, keep and preserve all medical and other records of the Facilities existing as of the Closing, and which constitute a part of the Assets delivered to Buyers at the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyers acknowledge that, as a result of entering into this Agreement and operating the Facilities, Buyers will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyers agree to abide by any such applicable rules and regulations relating to the confidential information Buyers acquire. Buyers agree to maintain the patient and personnel records delivered to Buyers at the Closing at the Facilities after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(v)(l)(i)), the privacy requirements of HIPAA and applicable state requirements with respect to medical privacy, and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient and personnel records generated at the Facilities after the Closing. Upon reasonable advance written notice, during normal business hours, at the sole cost and expense of Sellers, in accordance with applicable law and upon the applicable Buyer’s receipt of any legally required consents and authorizations, such Buyer will afford to the representatives of Sellers, including their counsel and accountants, reasonable access to, and copies of, the patient records transferred to Buyers at the Closing (including, without limitation, access to patient records in respect of patients treated by Sellers at the Facilities). Upon reasonable notice, during normal business hours and at the sole cost and expense of Sellers, Buyers shall also make their officers and employees available to Sellers at reasonable times and places after the Closing. Any access to the Facilities, their records or the applicable Buyer’s personnel granted to Sellers in this Agreement shall be upon the condition that any such access be consistent with applicable law and not materially interfere with the business operations of any Buyer.

10.5 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Sellers or to Buyers may, subject to the provisions of Section 12.10 hereof, be reproduced by Sellers and by Buyers by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Sellers and Buyers may destroy any original documents so reproduced. Sellers and Buyers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Sellers or Buyers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.7 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Sellers for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to Buyers at the Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.8 Cost Reports. Sellers, at their expense, shall prepare and timely file all terminating and other cost reports required or permitted by law to be filed under the Medicare and Medicaid or other third party payor programs and the State Health Agency for periods ending on or prior to the Effective Time, or as a result of the consummation of the transactions described herein (“Seller Cost Reports”). Upon the reasonable request of Sellers, Buyers shall reasonably cooperate with Sellers in providing certain information needed by Sellers when preparing any Seller Cost Reports, including, but not limited to, completion of Sellers’ standard hospital data collection template, invoice and general ledger analysis, and other documentation historically prepared by the Hospital for cost reporting purposes. If requested by Sellers, the applicable Buyer shall include the applicable Seller’s Medicare bad debts that are returned from collection agencies subsequent to the Closing Date on the applicable Buyer’s cost report for the respective period to which the Medicare bad debt relates. Sellers shall provide detailed supporting information, as required by Medicare regulations, for the Medicare bad debt account amounts to be included on the applicable Buyer’s Medicare cost report. The applicable Buyer shall forward to Sellers any and all correspondence relating to the Seller Cost Reports within five (5) business days after receipt by such Buyer. The applicable Buyer shall remit any receipts of funds relating to the Seller Cost Reports or to Sellers’ Medicare bad debts included on a Buyer’s cost report promptly after receipt by such Buyer and shall forward to Sellers any demand for payments within three (3) business days after receipt by such Buyer. Notwithstanding anything to the contrary in this Agreement, Sellers shall retain all rights to the Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports and all liabilities relating thereto. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports. Sellers shall retain the originals of the Seller Cost Reports, correspondence, work papers and other documents relating to the Seller Cost Reports. Sellers will furnish copies of such cost reports correspondence, work papers, and other documents to any Buyer upon request.

10.9 Misdirected Payments, Etc. Sellers and Buyers covenant and agree to remit, with reasonable promptness (or in accordance with the timeframe set forth in the Medicare and Medicaid Transition Agreement, with respect to any amounts covered by such agreement) any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any Government Entity or third-party payor that payments to Sellers or the Facilities resulted in an overpayment or other determination that funds previously paid by any program or plan to Sellers or the Facilities must be repaid, Sellers shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Buyers shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following Closing, any Buyer suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to such Buyer, relating to amounts owing under any such programs by Sellers or any of their Affiliates, Sellers shall promptly upon demand from Buyers pay to such Buyer the amounts so billed or offset.

10.10 Employee Matters.

(a) As of the Effective Time, Sellers shall terminate all of the employees at the Facilities (the “Seller Employees”), and Buyers shall offer or cause to be offered employment to substantially all active Seller Employees (including any employees who are on statutory family or medical leave, military leave, short-term disability, or other short-term leave of up to ninety (90) days) who are in good standing as of the Effective Time and who meet the standard human resources requirements of Buyers and their Affiliates as of the Closing, in positions and at compensation levels generally consistent with those provided by Sellers as of the Effective Time; provided, however, the Buyers shall not be required to offer employment to any Chief Executive Officer (or equivalent), Chief Operating Officer (or equivalent), Chief Medical Officer/Chief Nursing Officer (or equivalent), Chief Financial Officer (or equivalent) or similar “C-Suite” executive officer of the Hospital unless Buyers decide, in their sole discretion, to do so. Between the date of this Agreement and Closing, Sellers shall cooperate with Buyers in their efforts to interview and interact with such C-Suite officers. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyers with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any nature. All such employees who accept such offers and commence employment with a Buyer (together, the “Hired Employees”) shall be credited with employment service with Sellers for purposes of eligibility and vesting purposes (but not for purposes of benefit accrual) under Buyers’ employee benefit plans or programs (the “Buyer Plans”), unless such service credit is not allowed pursuant to the express terms of any insurance policy (or policies) used to fund the benefits provided under such Buyer Plans, in which case such service credit will not be allowed just for such insured plan(s). Notwithstanding anything contained herein to the contrary, this Section 10.10(a) shall not apply to any physician employee of any Seller who has entered into an employment agreement with any Seller, and such persons shall not be deemed to be Hired Employees.

(b) Buyers shall offer or cause to be offered enrollment in the appropriate Buyer Plan that is a group health plan to any eligible Hired Employee together with the eligible dependents of such Hired Employee. Sellers will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treas. Reg. Sec. 54.4980B-9, Q&A 4 (i) with respect to qualifying events occurring before the date on which such Seller Employees become Hired Employees, (ii) for Seller Employees who do not become Hired Employees, and (iii) with respect to qualifying events occurring by virtue of the Closing; and Sellers shall continue to be fully responsible for such COBRA coverage for such Seller Employees following the Effective Time. Buyers shall be responsible for providing COBRA coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which each of the applicable Seller Employees becomes one of the Hired Employees.

(c) Within the period of ninety (90) days prior to the Closing, Sellers shall not violate the WARN Act and/or the regulations thereunder. With respect to terminations of employees prior to the Effective Time, Sellers shall be responsible for any legally required notifications. With respect to terminations of employees by Buyers following the Effective Time, Buyers shall be responsible for any legally required notifications.

(d) Nothing contained in this Section 10.10 or any other provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Benefit Plan or Buyer Plan; (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment; or (iii) is intended to confer upon any Person any right as a third-party beneficiary of this Agreement.

10.11 Indigent Care Policies. Buyers shall adopt and maintain reasonable policies for the treatment of indigent patients of the Hospital. Buyers shall cause the Hospital to treat any patient presented to the emergency room who has a medical emergency or who, in the judgment of a staff physician, has an immediate emergency need. No such patient will be turned away because of age, race, gender or inability to pay. Buyers shall cause the Hospital to continue to provide services to patients covered by the Medicare and Medicaid programs and those unable to pay for emergent and medically necessary care. This covenant shall be subject in all respects to changes in governmental policy.

10.12 Use of Controlled Substance Permits. To the extent permitted by applicable law, each applicable Buyer shall have the right, for a period not to exceed one hundred eighty (180) days following the Closing Date, to operate under the licenses and registrations of the corresponding Seller relating to controlled substances and the operations of pharmacies and laboratories, until such Buyer is able to obtain such licenses and registrations for itself. In furtherance thereof, Sellers shall execute and deliver to the corresponding Buyer at or prior to the Closing limited powers of attorney substantially in the form of Exhibit A hereto. Buyers shall apply for all such licenses and permits as soon as reasonably possible before and after the Closing, as applicable, and shall diligently pursue such applications.

10.13 Medical Staff Matters. As a result of the acquisition of the Assets by Buyers, without the consent of the medical staff of the Hospital, there will be no change or modification to the current staff privileges for physicians on the medical staff of the Hospital; provided, however, that the consummation of the transactions contemplated hereby will not limit the ability of the Board of Trustees or medical executive committee of the Hospital to grant, withhold or suspend medical staff appointments or clinical privileges in accordance with the terms and provisions of the medical staff bylaws. Each applicable Buyer shall adopt the current medical staff bylaws of the Hospital as the medical staff bylaws of the Hospital following the Closing, except to the extent that: (i) any modifications thereof are required to comply with accreditation standards or legal or regulatory requirements, (ii) modifications thereto may be proposed by the medical staff or its executive committee, and agreed to by Buyers, (iii) modifications thereto are proposed by Buyers and agreed to by the medical staff, or (iv) modifications thereto that may otherwise be permitted by law.

10.14 Information Services Agreement. At the Closing, an Affiliate of Sellers and Buyers will enter into an Information Technology Transition Services Agreement substantially in the form attached hereto as Exhibit B.

10.15 Hospital Transition Services Agreement. At the Closing, an Affiliate of Sellers and Buyers will enter into a Clinic Billing and Collection Agreement substantially in the form attached hereto as Exhibit C.

10.16 Clinic Billing and Collection Agreement. At the Closing, an Affiliate of Sellers and Buyers will enter into a Clinic Billing and Collection Agreement substantially in the form attached hereto as Exhibit D.

10.17 License Agreement. At the Closing, Sellers and Buyers will enter into a License Agreement for Policy and Procedure Manuals substantially in the form attached hereto as Exhibit E.

10.18 Medicare Transition Agreement. At the Closing, the appropriate Sellers and the appropriate Buyers will enter into a Medicare Transition Agreement substantially in the form attached hereto as Exhibit F.

10.19 Access to Records Including as to Recovery and Audit Information. If any entity, Government Entity or Person makes a claim, inquiry or request to any Buyer or Seller relating to Sellers’ operation of the Facilities prior to the Effective Time (including but not limited to a notice to any Buyer or Seller from a Person responsible for retroactive payment denials, including recovery audit contractors) of their intent to review Sellers’ claims with respect to the operation of the Facilities prior to the Effective Time, or otherwise seeks information pertaining to Sellers, Buyers and Sellers shall: (i) comply with all lawful requests from such entity or Person in a timely manner; (ii) comply with all other applicable laws and regulations; (iii) except as restricted by law or regulation, forward to the other party all communications and/or documents sent to such Person or entity or received from such Person or entity within five (5) business days of delivery or receipt of such communications and/or documents and (iv) except as restricted by law or regulation, provide the other party and their agents and attorneys upon reasonable request with reasonable access to records, information and personnel necessary for any appeal or challenge regarding any such retroactive payment denials (with the understanding that Sellers shall be solely responsible for handling any appeals).

10.20 Telephone Access. The parties shall take all steps necessary to transition over to Buyers or an Affiliate all local and long distance telephone services at the Facilities as of the Closing Date.

10.21 Guaranties. To the extent that any Seller or any Affiliate of Sellers has guaranteed the obligations of any Seller under any of the Contracts (a “Seller Guaranty”), then at the request of Sellers, Buyers shall use commercially reasonable efforts to have Sellers and/or such Affiliate released as guarantor. If required to obtain a release from a Seller Guaranty, Buyers or HHCS shall execute a guaranty in the form of the existing Seller Guaranty, or such other form as may be agreed to by Buyers and the beneficiary of such guaranty. If Buyers are unable to obtain a release for any Seller Guaranty as set forth in this Section 10.21, Buyers (i) shall indemnify and hold harmless Sellers and their Affiliates against any liabilities arising from or relating thereto as if the obligations accruing from and after the Effective Time under such Seller Guaranty were Assumed Liabilities, and (ii) agree not to amend, modify, supplement, extend or renew (or allow the applicable Buyer to amend, modify, supplement, extend or renew) the underlying Contract in any manner that would reasonably be expected to materially increase the obligations of Sellers or their Affiliates under the Seller Guaranty, without the prior written consent of Sellers.

10.22 Use of Excluded Marks. As of the Closing Date, Buyers shall take such action as is necessary to change the names of the Facilities so as not to include any of the Excluded Marks; provided, however, Sellers or their assigns, from and after the Closing, shall grant a nonexclusive license to Buyers to use the Excluded Tennova Marks only with respect to: (a) durable personal property items, within the Facilities, containing the Excluded Tennova Marks (such as bed sheets, laundry and cafeteria trays) through the useful life of such durable personal property, (b) any signage or advertisements containing the Excluded Tennova Marks on the exterior of the Facilities or in other locations for a period of one hundred eighty (180) days after the Closing (the “Phase-Out Period”), provided that Buyers shall use commercially reasonable efforts to remove or replace all such signage as soon as practicable following the Closing), and (c) any existing advertisements and listings in telephone directories for a period of not to exceed the date the next such directory is published. This nonexclusive license shall not apply to, and Buyers shall not use, any office supplies (such as letterhead, purchase order forms, bills and admitting forms) containing any of the Excluded Marks (such as letterhead, purchase order forms, bills and admitting forms). Buyers shall not use any of the Excluded Marks in connection with any personal property acquired by Buyers after the Closing. Buyers shall not use any of the Excluded Marks as a corporate name, trade name, and in any domain names or names of social media accounts (e.g., Twitter, etc.). Notwithstanding the foregoing, during the Phase-Out Period, Buyers may display the Excluded Tennova Marks within the content of a Facility’s websites and social media accounts in association with identifying or advertising the Facility, but Buyers shall not use the Excluded Tennova Marks as keywords or other forms of paid advertising without the prior written approval of CHSPSC, LLC in each instance.

10.23 Continuation of Insurance. For a period of at least six (6) years following the Closing, Sellers shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Facilities (including cyber/data breach coverages) for claims related to the period of Sellers’ ownership and operation of the Facilities. Such insurance shall have coverage levels equal to the coverage maintained by Sellers (or by CHS or its Affiliates with respect to the Facilities) for other comparable healthcare facilities (and, in any event, not less than the coverages described in Schedule 3.19).

11. INDEMNIFICATION.

11.1 Indemnification by Buyers. Subject to the limitations set forth in Section 11.3 hereof, Buyers shall defend, indemnify and hold harmless Sellers and their Affiliates, and their respective officers, directors, employees, agents or independent contractors (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses) (collectively, “Damages”) that such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Buyers under this Agreement, (ii) any breach by Buyers of, or any failure by Buyers to perform, any covenant or agreement of, or required to be performed by, Buyers under this Agreement or any agreements ancillary to this Agreement, (iii) any of the Assumed Liabilities, or (iv) any claim made by a third party with respect to the operation of the Facilities by Buyers following the Effective Time.

11.2 Indemnification by Sellers. Subject to the limitations set forth in Section 11.3 hereof, Sellers shall defend, indemnify and hold harmless Buyers and their Affiliates, and their respective officers, directors, employees, agents, or independent contractors (collectively, “Buyer Indemnified Parties”), from and against any and all Damages that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Sellers under this Agreement , (ii) any breach by Sellers of, or any failure by Sellers to perform, any covenant or agreement of, or required to be performed by, Sellers under this Agreement or any agreements ancillary to this Agreement, (iii) any of the Excluded Liabilities, (iv) any actual or alleged violation of law by Sellers, including but not limited to violations of federal or state laws regulating fraud such as the federal Anti-Kickback Law, the Stark Law, and the False Claims Act, in connection with which a Buyer or its Affiliates incurs liability in respect of periods prior to the Effective Time as a result of Buyer’s assumption of a Seller’s provider number or provider agreement, or (v) any claim made by a third party with respect to the operation of the Facilities by Sellers prior to the Effective Time.

11.3 Limitations. Buyers and Sellers shall be liable under Section 11.1(i) or Section 11.2(i) (i.e., for misrepresentations and breaches of representations and warranties), as applicable, only when total indemnification claims exceed Eight Hundred Thousand Dollars ($800,000) (the “Basket Amount”), after which Buyers or Sellers, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section 11.2(i), as applicable, for any claims for misrepresentations and breaches of representations and warranties which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of warranty which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyers and Sellers for indemnification under Section 11.1(i) or Section 11.2(i), respectively, shall be limited to an amount equal to (i) thirty percent (30%) of the Purchase Price, with respect to breaches or inaccuracies of any Sections other than set forth in the Fundamental Representations and (ii) one hundred percent (100%) of the Purchase Price for breaches or inaccuracies of the

Fundamental Representations (calculated together with any Damages under clause (i)). Notwithstanding the foregoing provisions of this Section 11.3, (i) the limitation on liability and the Basket Amount shall not apply to claims arising under Section 11.1(i) or Section 11.2(i) and resulting from intentional misrepresentation or fraud by the indemnifying party; and (ii) the Basket Amount shall not apply to claims resulting from breaches or inaccuracies of the Fundamental Representations.

11.4 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the Person giving the indemnity (the “Indemnifying Party”) in writing of the same within fifteen (15) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. The Indemnified Party shall have the right to select and retain separate co-counsel, at its sole cost and expense and participate in the defense of such claim or liability with counsel selected by it. If the Indemnifying Party, within ten (10) days after receipt of such written notice of such claim, fails to agree to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.4 notwithstanding, (i) in the event that a proposed settlement requires the Indemnified Party to admit any wrongdoing or take or refrain from taking any action, then the proposed settlement shall not be entered into unless it is reasonably acceptable to both the Indemnifying Party and the Indemnified Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the Damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.6 Mitigation. The parties shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties (other than the Indemnified Party’s insurance carriers) and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party from any other party alleged to be responsible therefor (net of costs and expenses incurred in connection with such recovery). The Indemnified Party shall use reasonable efforts to collect any amounts available from such other party alleged to have responsibility (provided, such efforts shall not be deemed to require instituting litigation or other proceedings). If the Indemnified Party receives an amount from such other party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party (net of costs and expenses incurred in connection with such recovery). Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

11.7 Calculation of Damages. Any and all materiality qualifiers (or words of similar import) in any representation or warranty in this Agreement shall be disregarded and shall not have any effect solely with respect to the calculation of the amount of any Damages attributable to, or inaccuracy in, any such representation or warranty. For the avoidance of doubt, the immediately preceding sentence applies only for purposes of determining the amount of Damages, and any qualification by the term “material” (or words of similar import) that is expressly contained in any representation or warranty in this Agreement is still valid for determining whether there exists any breach or inaccuracy in such representation or warranty. Unless otherwise required by any legal requirement, any indemnity payment hereunder to or from Seller shall be treated for all tax purposes as an adjustment to the Purchase Price.

11.8 Exclusive Remedy. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period (hereinafter defined) or any termination of this Agreement. Thereafter, none of Sellers, Buyers or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Sellers or Buyers shall be the remedies provided by this Section 11.

12. MISCELLANEOUS

12.1 Schedules and Exhibits. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, Sellers or Buyers may update their Schedules, subject to the other party’s approval rights and other limitations described below. If a party, after having a period of ten (10) business days to review any modification or amendment to a Schedule proposed by another party, determines in its reasonable discretion that it should not consummate the transactions contemplated by this Agreement because the modification or amendment to such Schedule discloses facts or circumstances not disclosed in the original Schedules that have a Material Adverse Effect, demonstrates a breach or inaccuracy of the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1, 4.2, 4.3 and 12.8 (the “Fundamental Representations) or would have a material and adverse impact on Buyers’ ability to perform their obligations under this Agreement, in the case of a modification proposed by Sellers, or that would have a material and adverse impact on Buyers’ or Sellers’ ability to perform their respective obligations under this Agreement, in the case of a modification proposed by Buyers, then such party may terminate this Agreement on or before the Closing by giving a written notice to the other party (a “Termination Notice”), whereupon the other party shall be entitled, for a period of ten (10) business days after its receipt of the Termination Notice, to cure the matter that has triggered the Termination Notice. Notwithstanding anything contained herein to the contrary, the inclusion of new or different information on a Schedule after the date of this Agreement shall not prejudice or otherwise affect a party’s right to seek relief for the other party’s breach of a representation, warranty, or covenant or affect the party’s right to indemnification under Section 11.1 or Section 11.2 (based upon the Schedule as of the date of this Agreement without taking into account any modification, update or amendment). Notwithstanding anything herein to the contrary, after the date of this Agreement, (i) no new Schedules may be added, (ii) Schedules 1.1(a)(i) and (ii), and Schedule 1.2 may not be updated in any respect, including with the addition or deletion of any Owned Real Property or Leased Real Property, unless all parties hereto consent in writing to such update, (iii) Schedule 1.1(g) may not be updated in any respect (including through the addition and/or deletion of Contracts on such Schedule, except with respect to the removal of Contracts that have expired or have been terminated by third parties or the addition of Immaterial Contracts, or renewals, extensions or replacements (on substantially similar terms) of Contracts in the ordinary course or business that do not materially increase the cost, liabilities or obligations being assumed by Buyers thereunder) unless all parties hereto consent in writing to such update, and (iv) Schedule 1.3 (except to reflect any reductions in the balances of any capitalized/finance leases as of the Closing), Schedule 1.6, and Schedule 7.7 may not be updated in any respect unless all parties hereto consent in writing to such update.

12.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as are consistent with this Agreement and are necessary or convenient to consummate the transactions contemplated hereby, with each party bearing its own costs and expenses incurred by such party related thereto. In addition and from time to time after the Closing, Sellers shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyers reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place Buyers in legal and actual possession of, any and all of the Hospital, other Facilities and the Assets in a manner consistent with this Agreement with each party bearing its own costs and expenses associated therewith.

12.3 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way adversely affect the rights of Sellers thereunder (each, a “Non-Assigned Contract”), unless such consent is obtained. After Closing, Sellers and Buyers shall cooperate with one another in good faith using commercially reasonable efforts to obtain each such third-party consent reasonably necessary for the valid assignment of each Non-Assigned Contract; provided however, in connection with such consents, Buyers shall not be required to acquiesce to amendments to Non-Assigned Contracts or other terms that require the payment of additional amounts or other material undertaking by Buyers as a condition for such consent. If any such third-party consent is not obtained, Sellers will cooperate with Buyers to deliver to Buyers, as applicable, the economic and other benefits that Buyers would have actually received under the applicable Non-Assigned Contract, including enforcement for the Buyers of any and all rights of Sellers against any other party with respect to such Non-Assigned Contract.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable, actually incurred attorneys’ fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.6 Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflict of laws principles.

12.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates so long as written notice is provided to the other parties; provided further, notwithstanding any such assignment, the assignor shall remain fully, primarily and completely responsible for all of its obligations and liabilities hereunder.

12.8 No Brokerage. Except as set forth on Schedule 12.8, Buyers and Sellers each represent and warrant to the other that they have not engaged a broker in connection with the transactions described herein. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Sellers shall pay the fees, expenses, and disbursements of Sellers and their agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Buyers shall pay the fees, expenses, and disbursements of Buyers and their agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (iii) Buyers shall pay for all premiums, fees and costs associated with the Title Commitment, the Title Policy and the Surveys, any filing fees required to obtain approvals or waivers under the HSR Act, any environmental engineering reports, licensure application fees and mechanical, structural, electrical and roofing engineering costs; and (iv) Buyers (collectively) and Sellers (collectively) shall each pay fifty percent (50%) of all state, county and local transfer, documentary or similar taxes and recording fees payable in connection with the transfer of the Assets or the recording of the Deeds.

12.10 Confidentiality.

(a) It is understood by the parties hereto that the information, documents, and instruments delivered to Buyers by Sellers and their agents and the information, documents, and instruments delivered to Sellers by Buyers and their agents are of a confidential and proprietary nature as further described in that certain Confidentiality and Mutual Non-Disclosure agreement dated December 1, 2023 and that certain Clean Team Confidentiality Agreement dated December 19, 2023, each by and between CHSPSC, LLC and Hamilton Healthcare, Inc. (collectively “Confidentiality Agreements”). Each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants of such Confidentiality Agreements and will only disclose such information, documents, and instruments as permitted by such Confidentiality Agreements to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable Government Entities in connection with any required notification or application for approval or exemption therefrom or as may be required in connection with any debt or bond financing, investment transaction, merger, acquisition, or similar business combination or finance transaction (subject to customary confidentiality provisions being in place with such third parties). Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement (subject to the terms, exceptions and conditions of such Confidentiality Agreements.).

(b) Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore either Sellers or Buyers shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Sellers’ counsel or Buyers’ counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law.

12.11 Public Announcements. Sellers and Buyers mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Sellers and Buyers, except for information and filings reasonably necessary to be directed to Government Entities to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws. For the sake of clarification, nothing contained in this Agreement shall limit Sellers or their Affiliates from making any disclosures or filing any agreements that they deem necessary or advisable to be made in any filings with the Securities and Exchange Commission as a result of the transactions contemplated by this Agreement or in connection with any future securities offerings of Sellers or their Affiliates.

12.12 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any waiver of a breach or violation of any provision of this Agreement must be in writing and signed by the party waiving such breach or violation to be effective.

12.13 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Sellers: c/o CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067

Attn: Vice President – Development

With a simultaneous copy to: CHSPSC, LLC

4000 Meridian Boulevard

Franklin, TN 37067

Attn: General Counsel

Buyers: c/o Hamilton Health Care System, Inc.

1200 Memorial Drive

Dalton, GA 30720

Attn: President and Chief Executive Officer

With a simultaneous copy to:

1200 Memorial Drive

Dalton, GA 30720

Attn: Executive Vice-President, Chief Legal Officer

or to such other address, and to the attention of such other Person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15 Gender and Number. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural; (ii) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (iii) the word “including” or any variation thereof means (unless the context of its usage clearly requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (iv) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and (v) the phrase “to the extent” means the degree to which a thing or matter extends, and does not simply mean “if.” In addition, the term “Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other association or entity, including any Government Entity.

12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17 Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Sellers and Buyers, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing for a period of two (2) years following the Closing Date (the “Survival Period”); provided that the “Survival Period” for the representations and warranties made by Sellers in Sections 3.1, 3.2, 3.3, 3.7, 3.8, 3.10 (first sentence only), 3.11, 3.14, 3.26, 3.28 and 12.8 and for the representations and warranties made by Buyers in Sections 4.1, 4.2, 4.3 and 12.8 shall be six (6) years following the Closing Date; and with respect to the representations made by Sellers in Section 3.15, the “Survival Period” shall be until all applicable statute of limitations related to Taxes and the subject matter of such representations and warranties have expired. Notwithstanding anything to the contrary in this Agreement, if a party makes a timely claim for indemnification in accordance with the terms of this Agreement with respect to any matter for which indemnification is provided hereunder prior to the expiration of the applicable Survival Period, the representation, warranty or covenant, as applicable, and the indemnification obligations and other obligations contained in Section 11 with respect to such claim, shall survive indefinitely with respect to all Damages arising out of or related to such matter or in connection with such claim, whenever incurred, until such claim is finally resolved and all amounts required to be paid hereunder have been fully paid in accordance with the terms hereof. The parties to this Agreement expressly intend by this Section 12.17 to contractually modify the applicable statute of limitations for the matters set forth in this Section 12.17.

12.18 Affiliates. As used in this Agreement, the term “Affiliate” means, as to the entity in question, any Person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

12.19 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.20 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of the Effective Time, unless otherwise agreed in writing by Sellers and Buyers. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.

12.21 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.22 Limited Third Party Beneficiaries. Subject to Section 11.1 and Section 11.2, the terms and provisions of this Agreement are intended solely for the benefit of Buyers, Sellers, their Affiliates and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person other than Sellers and Buyers, which the parties agree are express third party beneficiaries of the rights of Sellers and Buyers, respectively.

12.23 Entire Agreement/Amendment. With the exception of the Confidentiality Agreements, this Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Except as otherwise provided in Section 12.14, this Agreement may be amended, modified or supplemented only by an agreement in writing signed by each of the parties hereto.

12.24 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss or damage to any of the Assets, the Hospital and all other property, transfer of which is contemplated by this Agreement, shall be borne by Sellers until the Effective Time and by Buyers after the Effective Time.

12.25 Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means an event, change or circumstance which, individually or together with any other event, change or circumstance, would reasonably be expected to have a material adverse effect on the business (but not the prospects), financial condition, or results of operations of the Hospital, taken as a whole. Notwithstanding anything to the contrary contained in this Agreement, none of the following occurring after the date hereof shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or proposed changes to any law, reimbursement rates or policies of governmental agencies or bodies that are generally applicable to hospitals or health care facilities; (b) changes or proposed changes in requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or health care facilities; (c) any changes or any proposed changes in GAAP after the date of this Agreement; (d) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions; (e) changes resulting solely from the public announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, changes in private payor agreements or policies and their effects and the departure of employees), or Buyers being the proposed purchaser of the Assets; (f) the effect of physicians or payors moving proposed medical procedures from the Hospital to facilities not owned by Sellers (including, without limitation, facilities owned or operated by Buyers or their Affiliates); (g) compliance with the terms of, or the taking of any action required, by this Agreement or consented to by Buyers; (h) any failure in and of itself to meet internal or published projections, estimates or forecasts of revenues, earnings, cash flow, or other measures of financial or operating performance for any period; or (h) any epidemic, pandemic, disease outbreak (including COVID-19) or other health crisis or public health event, or the worsening of the foregoing provided further, however, that the matters referred to in clauses (a), (b), (d) and (h) above shall be taken into account to the extent they have had or would reasonably be expected to have, individually or in the aggregate, a disproportionate adverse impact on the Assets, Assumed Liabilities or Facilities relative to other similar healthcare provider facilities operating in the healthcare industry.

12.26 CHS Guaranty. CHS hereby unconditionally and absolutely guarantees the prompt performance and observance by Sellers of each and every obligation, covenant and agreement of Sellers arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of CHS under this Section 12.26 is a continuing guaranty and shall remain in effect, and the obligations of CHS shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of CHS:

(a) The compromise, settlement, release, change, modification, or amendment (except to the extent of such compromise, settlement release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or

(b) The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.27 HHCS Guaranty. HHCS hereby unconditionally and absolutely guarantees the prompt performance and observance by Buyers of each and every obligation, covenant and agreement of Buyers arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of HHCS under this Section 12.27 is a continuing guaranty and shall remain in effect, and the obligations of HHCS shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of HHCS:

(a) The compromise, settlement, release, change, modification, or amendment (except to the extent of such compromise, settlement release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or

(b) The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.28 Knowledge of Sellers. As used in this Agreement, “knowledge of Sellers” or “Sellers’ knowledge” (and any similar expression) means the actual knowledge of (i) each Hospital’s Chief Executive Officer, Chief Financial Officer, Chief Nursing Officer and Chief Compliance Officer (or equivalent), in each case after reasonable inquiry by such Person, and (ii) Craig Conti, in his capacity as a Hospital Transactions Consultant of CHSPSC, LLC, after reasonable inquiry by such Person.

[SIGNATURE PAGES FOLLOW]

BRADLEY DRAFT – 7/30/24

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

CLEVELAND HOSPITAL COMPANY, LLC

By: /s/ R. Gabriel Ottinger

R. Gabriel Ottinger

Senior Vice President & Treasurer

CLEVELAND TENNESSEE HOSPITAL COMPANY, LLC

By: /s/ R. Gabriel Ottinger

R. Gabriel Ottinger

Senior Vice President & Treasurer

CLEVELAND MEDICAL CLINIC, INC.

By: /s/ R. Gabriel Ottinger

R. Gabriel Ottinger

Senior Vice President & Treasurer

SKYRIDGE CLINICAL ASSOCIATES, LLC

By: /s/ R. Gabriel Ottinger

R. Gabriel Ottinger

Senior Vice President & Treasurer

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By: /s/ R. Gabriel Ottinger

R. Gabriel Ottinger

Senior Vice President & Treasurer

[SIGNATURE PAGE CONTINUES]

BRADLEY MEDICAL CENTER, LLC

By: /s/ Jeffrey D. Myers

Jeffrey D. Myers

Chairman

BRADLEY PHYSICIAN SERVICES, LLC

By: /s/ Jeffrey D. Myers

Jeffrey D. Myers

Chairman

HAMILTON HEALTH CARE SYSTEM, INC.

By: /s/ Jeffrey D. Myers

Jeffrey D. Myers

President and Chief Executive Officer

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of July 31, 2024, by and among (i) CLEVELAND HOSPITAL COMPANY, LLC, a Tennessee limited liability company, CLEVELAND TENNESSEE HOSPITAL COMPANY, LLC, a Delaware limited liability company, CLEVELAND MEDICAL CLINIC, INC., a Tennessee corporation, and SKYRIDGE CLINICAL ASSOCIATES, LLC, a Delaware limited liability company (each of which may be referred to individually as a “Seller” and collectively as “Sellers”), (ii) CHS/Community Health Systems, Inc., a Delaware corporation (“CHS”), (iii) BRADLEY MEDICAL CENTER, LLC, a Tennessee limited liability company, and BRADLEY PHYSICIAN SERVICES, LLC, a Tennessee limited liability company (each of which may be referred to individually as a “Buyer” and collectively as “Buyers”), and (iv) HAMILTON HEALTH CARE SYSTEM, INC., a Georgia nonprofit corporation (“HHCS”).

RECITALS:

A. The parties hereto have entered into that certain Asset Purchase Agreement dated as of April 18, 2024 (the “Agreement”), pursuant to which Buyers have agreed to purchase from Sellers substantially all of the assets of Sellers which are directly or indirectly related to, necessary for, or used in connection with, the operation of Tennova Healthcare – Cleveland, located in Cleveland, Tennessee, and certain related businesses, on the terms and conditions set forth in the Agreement. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms under the Agreement.

B. The parties have agreed to certain amendments to the Agreement in connection with the foregoing and otherwise as set forth in this Amendment.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. BlueCross Consent and Supplemental Reimbursement Adjustment. On the date that the Agreement was executed, certain agreements (the “BlueCross Agreements”) between Sellers and BlueCross BlueShield of Tennessee, Inc. and/or its Affiliates (“BlueCross”) were listed on Schedule 7.7 to the Agreement (Material Consents). As of the date of this Amendment, Buyers have not obtained the consent to the assignment by Sellers to Buyers of the BlueCross Agreements in a form and substance reasonably satisfactory to Buyers. The parties hereto acknowledge and agree that the BlueCross Agreements shall be removed from Schedule 7.7, and, in consideration for such removal, the parties hereby agree to amend and restate Section 1.9(c) in its entirety as follows:

12.29 (c) Within forty (40) days after Buyers’ receipt of the Preliminary Adjustment Calculation, Buyers shall pay Sellers, by wire transfer of immediately available funds to an account designated by Sellers, an amount equal to the Supplemental Reimbursement Adjustment, and the Purchase Price shall be adjusted to reflect such amount (as contemplated by Section 1.5).

2. Calculation of Acquired Net Working Capital. The parties acknowledge and agree that certain prepaid expense amounts included within the calculation of the Target Acquired Net Working Capital Amount (as set forth in the calculation attached as Schedule 1.6 to the Agreement) and in the calculation of Estimated Acquired Net Working Capital (as used by the parties for purposes of calculating the Purchase Price at the Closing), will not be usable by, or of benefit to, Buyers as of the Closing. Accordingly, the parties further acknowledge and agree that, in connection with the determination of the Final Acquired Net Working Capital and the final adjustment to the Purchase Price pursuant to Section 1.6(b) to the Agreement, to the extent the parties identify any prepaid expenses of Sellers that are not usable by, or of benefit to, Buyers, (i) such prepaid expenses shall be removed from the calculation of the Final Acquired Net Working Capital, (ii) the amount of the Target Acquired Net Working Capital Amount will be reduced by an amount equal to the corresponding amount of any such prepaid expenses included in the calculation of the Target Acquired Net Working Capital Amount (as set forth in the calculation attached as Schedule 1.6), and (iii) notwithstanding anything to the contrary in the Agreement, the parties shall prepare a comprehensive reconciliation comparing the Final Acquired Net Working Capital to the Target Acquired Net Working Capital Amount and shall give credit to Buyers for the amount paid by Buyers to Sellers at the Closing as a result of the comparison of the Estimated Acquired Net Working Capital to the original Target Acquired Net Working Capital Amount.

3. Intuitive Purchased Equipment. The following new Section 10.24 is hereby added to the Agreement:

10.24 Intuitive Purchased Equipment. Sellers currently lease certain equipment from Intuitive Surgical, Inc. (“Intuitive”) pursuant to (1) that certain Lease Agreement and Use, License & Service Agreement dated September 6, 2019, as amended, and (2) that certain Lease Agreement and Use, License & Service Agreement dated November 9, 2018, as amended (collectively, the “Intuitive Purchased Equipment”). In lieu of Sellers assigning such operating leases to Buyers as of the Effective Time, Sellers and Buyers have negotiated with Intuitive to transfer title to the Intuitive Purchased Equipment to Sellers pursuant to one or more bills of sale at or prior to the Closing in exchange for payment by Sellers in the amount specified in the invoices provided by Intuitive (the “Intuitive Buyout Amount”). The Agreement is hereby amended to include the Intuitive Purchased Equipment as part of the “Assets” to be sold by Sellers and purchased by Buyers under the Agreement. At the Closing, Buyers shall pay Sellers an amount equal to the Intuitive Buyout Amount. To the extent any sales taxes are payable in connection with the payment of the Intuitive Buyout Amount, Sellers and Buyers shall each be responsible for fifty percent (50%) of such taxes.

4. GE HFS Purchased Equipment. The following new Section 10.25 is hereby added to the Agreement:

10.25 GE HFS Purchased Equipment. Sellers currently lease certain equipment from GE HFS, LLC (“GE HFS”) pursuant to that certain Equipment Schedule to Master Lease Agreement dated May 20, 2020 (collectively, the “GE HFS Purchased Equipment”). In lieu of Sellers assigning such operating lease to Buyers as of the Effective Time, Sellers and Buyers have negotiated with GE HFS to transfer title to the GE HFS Purchased Equipment to Buyers pursuant to one or more bills of sale at the Closing in exchange for payment by Buyers in the amount specified in the invoice provided by GE HFS (the “GE HFS Buyout Amount”). The Agreement is hereby amended to include the GE HFS Purchased Equipment as part of the “Assets” to be sold by Sellers and purchased by Buyers under the Agreement. At the Closing, Buyers shall pay GE HFS an amount equal to the GE HFS Buyout Amount. To the extent any sales taxes are payable in connection with the payment of the GE HFS Buyout Amount, Sellers and Buyers shall each be responsible for fifty percent (50%) of such taxes.

5. LAB Purchased Equipment. The following new Section 10.26 is hereby added to the Agreement:

10.26 LAB Purchased Equipment. Sellers currently lease certain equipment from Leasing Associates of Barrington, Inc. (“LAB”) pursuant to that certain Lease Agreement dated February 24, 2020 (collectively, the “LAB Purchased Equipment”). In lieu of Sellers assigning such operating lease to Buyers as of the Effective Time, Sellers and Buyers have negotiated with LAB to transfer title to the LAB Purchased Equipment to Buyers pursuant to one or more bills of sale at the Closing in exchange for payment by Buyers in the amount specified in the invoice provided by LAB (the “LAB Buyout Amount”). The Agreement is hereby amended to include the LAB Purchased Equipment as part of the “Assets” to be sold by Sellers and purchased by Buyers under the Agreement. At the Closing, Buyers shall pay LAB an amount equal to the LAB Buyout Amount. To the extent any sales taxes are payable in connection with the payment of the LAB Buyout Amount, Sellers and Buyers shall each be responsible for fifty percent (50%) of such taxes.

6. Konica Minolta Purchased Equipment. The following new Section 10.27 is hereby added to the Agreement:

10.27 Konica Minolta Purchased Equipment. Sellers currently lease certain equipment from Konica Minolta Premier Finance (“Konica Minolta”) pursuant to certain expired leases (as more particularly described on Exhibit A hereto) that are currently in “month-to-month” status (collectively, the “Konica Minolta Purchased Equipment”). In lieu of Sellers assigning such expired, month to month operating leases to Buyers as of the Effective Time, Sellers and Buyers have negotiated with Konica Minolta to transfer title to the Konica Minolta Purchased Equipment to Buyers pursuant to one or more bills of sale at the Closing in exchange for payment by Buyers in the amount specified in the invoices provided by Konica Minolta (the “Konica Minolta Buyout Amount”). The Agreement is hereby amended to include the Konica Minolta Purchased Equipment as part of the “Assets” to be sold by Sellers and purchased by Buyers under the Agreement. At the Closing, Buyers shall pay Konica Minolta an amount equal to the Konica Minolta Buyout Amount. To the extent any sales taxes are payable in connection with the payment of the Konica Minolta Buyout Amount, Sellers and Buyers shall each be responsible for fifty percent (50%) of such taxes.

7. Mac-Lab System Update. The following new Section 10.28 is hereby added to the Agreement:

10.28 Mac-Lab System Update. The parties acknowledge and agree that the computer system in the Mac-Lab at the Hospital (the “Mac-Lab System”) is in the process of a software and server upgrade (the “Upgrade”). The parties further agree that Sellers shall be responsible for the complete implementation of the Upgrade in connection with the third-party vendor (GE) and for all costs payable to the vendor for the Upgrade. In connection with the completion of the Upgrade, Sellers shall take reasonable measures to restore the Mac-Lab System to its intended data storage design so that the system operators can cease temporary data storage work-flows put in place as short-term corrections. Sellers estimate that the completion of the implementation of the Upgrade will occur within ninety (90) days following the Closing. The parties will cooperate with one another and use reasonable efforts to enable Sellers and the vendor to complete the implementation of the Upgrade within such 90-day period. In addition, Sellers shall pay Buyers a monthly amount (the “Monthly Payment”) pursuant to the schedule set forth below, if the implementation of the Upgrade is not completed at the end of each applicable month. The Monthly Payment shall be due and payable on the 5th business day of the immediately following month.

Measurement Dates	Monthly Payment
August 31, 2024 September 30, 2024 October 31, 2024	$50,000 $50,000 $50,000
November 30, 2024	$75,000
December 31, 2024 Last day of all subsequent months until the Upgrade is fully implemented	$100,000 $100,000

8. Passwords, Keys, Data Site Download. The following new Section 10.29 is hereby added to the Agreement:

10.29 Passwords, Keys, Data Site Download. The parties shall cooperate with one another to transition over to Buyers or an Affiliate, promptly following the Closing, all passwords system keys and manuals, administrator privileges, building and other physical property keys, alarm codes and manuals, security deposits and other funds held under Contracts, with respect to the Facilities and the Assets, and Buyer will be permitted, within two (2) business days after the Closing, to download copies of the virtual data room materials provided by Sellers to Buyers prior to Closing in the Intralinks data site with the project name “Project Brown” and the folders therein entitled “Project Brown” and “Clean Room” maintained by Sellers or its representatives for the disclosure of information, data and documents to Buyers in connection with the transactions contemplated by this Agreement.

9. CID NDAL-2024-12. The following new section 10.30 is hereby added to the Agreement:

10.30 CID NDAL-2024-12. Sellers have received that certain Civil Investigative Demand No. NDAL-2024-12 addressed to the Tennova Wound Care Center, 2305 Chambliss Avenue NW, Suite 101, Cleveland, TN 37311 (the “CID”). Sellers’ response to the CID is due no later than August 15, 2024. No later than August 15, 2024 Sellers agree to notify the Department of Justice United States Attorneys’ Office Northern District of Alabama Birmingham, Alabama 35203 in writing of the following: (a) The Tenova Wound Care Center was previously owned by Sellers and was sold to Buyers, effective August 1, 2024; (b) all future correspondence related to the CID should be addressed and delivered to Sellers at Sellers’ corporate offices located at CHS/Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067, Attention: General Counsel; and (c) Sellers will be responsible for responding to the CID and Sellers’ primary contact for the CID will be Russell Baldwin. Sellers shall provide Buyers with a simultaneous copy of all future correspondence with the Department of Justice Civil relating to the CID.

10. Effect on Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Amendment shall be governed by the provisions of the Agreement; provided, however, to the extent that the terms of this Amendment and the Agreement conflict, the terms of this Amendment shall control. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other documents and agreements relating to the Agreement, shall mean and be a reference to the Agreement as amended hereby.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties to the Agreement have executed this Amendment by their duly authorized representatives effective as of the date and year first above written.

CLEVELAND HOSPITAL COMPANY, LLC

By: /s/ R. Gabriel Ottinger

Name: R. Gabriel Ottinger

Title: Senior Vice President & Treasurer

CLEVELAND TENNESSEE HOSPITAL COMPANY, LLC

By: /s/ R. Gabriel Ottinger

Name: R. Gabriel Ottinger

Title: Senior Vice President & Treasurer

CLEVELAND MEDICAL CLINIC, INC.

By: /s/ R. Gabriel Ottinger

Name: R. Gabriel Ottinger

Title: Senior Vice President & Treasurer

SKYRIDGE CLINICAL ASSOCIATES, LLC

By: /s/ R. Gabriel Ottinger

Name: R. Gabriel Ottinger

Title: Senior Vice President & Treasurer

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By: /s/ R. Gabriel Ottinger

Name: R. Gabriel Ottinger

Title: Senior Vice President & Treasurer

[SIGNATURE PAGE CONTINUES]

BRADLEY MEDICAL CENTER, LLC

By: /s/ Jeffrey D. Myers

Name: Jeffrey D. Myers

Title: Chairman

BRADLEY PHYSICIAN SERVICES, LLC

By: /s/ Jeffrey D. Myers

Name: Jeffrey D. Myers

Title: Chairman

HAMILTON HEALTH CARE SYSTEM, INC.

By: /s/ Jeffrey D. Myers

Name: Jeffrey D. Myers

Title: President and Chief Executive Officer